EXHIBIT 10.13
-------------








                         MANAGEMENT AGREEMENT
                            (Logan Airport)




                                between


          LOGAN HARBORSIDE ASSOCIATES II LIMITED PARTNERSHIP, a Massachusetts limited partnership




                                  and




                          HYATT CORPORATION,
                        a Delaware corporation





























DATED:  March 15, 1990




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          LOGAN HARBORSIDE ASSOCIATES II LIMITED PARTNERSHIP




                              CERTIFICATE
                              -----------


     Attached hereto is a true and correct copy of the Management
Agreement dated March 15, 1990, between Logan Harborside Associates II Limited Partnership and Hyatt Corporation, as modified by a March 15, 1990 letter agreement.

     The foregoing has not been amended or rescinded and is in full force and effect as of the date hereof.



December 31, 1990                      LOGAN HARBORSIDE ASSOCIATES II
LIMITED PARTNERSHIP

                                       by LHA-II, INC.
                                       Its General Partner




                                       By:   /s/ Anthony Pangaro
                                             __________________________
                                             ANTHONY PANGARO, PRESIDENT

                           TABLE OF CONTENTS


RECITALS    . . . . . . . . . . . . . . . . . . . . . . . . . .     1

1.   CONSTRUCTION, FURNISHING AND EQUIPPING,
     PRE-OPENING AND OPENING OF HOTEL . . . . . . . . . . . . .     2

     1.1    Construction. . . . . . . . . . . . . . . . . . . .     2
     1.2    Furnishings and Equipment and Operating
            Equipment . . . . . . . . . . . . . . . . . . . . .     2
     1.3    "Hotel" and "First-class Hotel Standard" Defined. .     3
     1.4    Plans and Specifications. . . . . . . . . . . . . .     4
     1.5    Certain Hyatt Approvals . . . . . . . . . . . . . .     4
     1.6    Technical Assistance Services Respecting
            Improvements. . . . . . . . . . . . . . . . . . . .     5
     1.7    Pre-opening Budget. . . . . . . . . . . . . . . . .     6
     1.8    Constructions Commencement Date and Opening Date. .     8
     1.9    Termination by Owner for Failure to Obtain
            Financing Commitments . . . . . . . . . . . . . . .    10
     1.10   Termination by Hyatt. . . . . . . . . . . . . . . .    10
     1.11   Mutual Right of Termination . . . . . . . . . . . .    11


2.   TERM OF AGREEMENT. . . . . . . . . . . . . . . . . . . . .    13


3.   USE AND OPERATION OF THE HOTEL . . . . . . . . . . . . . .    15

     3.1    Use and Standard of Operation . . . . . . . . . . .    15
     3.2    Leases and Concessions. . . . . . . . . . . . . . .    21
     3.3    Bank Accounts . . . . . . . . . . . . . . . . . . .    21
     3.4    Negation of Partnership or Joint Venture. . . . . .    22
     3.5    Budgets . . . . . . . . . . . . . . . . . . . . . .    22


4.   MANAGEMENT FEES AND REMITTANCES TO OWNER . . . . . . . . .    25

     4.1    Fiscal Year . . . . . . . . . . . . . . . . . . . .    25
     4.2    Hyatt's Management Fee. . . . . . . . . . . . . . .    26
     4.2.1  Annual Management Fee . . . . . . . . . . . . . . .    26
     4.2.2  Time and Manner of Payment. . . . . . . . . . . . .    27
     4.3    Remittances to Owner. . . . . . . . . . . . . . . .    29
     4.4    Supplemental Payment. . . . . . . . . . . . . . . .    30


5.   DETERMINATION OF AVAILABLE CASH FLOW
      AND GROSS RECEIPTS. . . . . . . . . . . . . . . . . . . .    31

     5.1    Books and Records . . . . . . . . . . . . . . . . .    31
     5.2    "Available Cash Flow" Defined . . . . . . . . . . .    31
     5.3    Definition of Gross Receipts. . . . . . . . . . . .    33
     5.4    Fund for Replacement of and Additions to
            Furnishings and Equipment . . . . . . . . . . . . .    34





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6.   REPAIRS AND CHANGES; LEGAL REQUIREMENTS. . . . . . . . . .    36

     6.1    Repairs and Maintenance . . . . . . . . . . . . . .    36
     6.2    Compliance with Legal Requirements. . . . . . . . .    37
     6.3    Alterations and Additions . . . . . . . . . . . . .    39


7.   GENERAL COVENANTS OF HYATT AND OWNER . . . . . . . . . . .    40

     7.1    Working Capital . . . . . . . . . . . . . . . . . .    40
     7.2    Chain Services. . . . . . . . . . . . . . . . . . .    41
     7.3    Right of Inspection and Review. . . . . . . . . . .    42
     7.4    Financial Reports . . . . . . . . . . . . . . . . .    43
     7.5    Owner's Covenants as to Title . . . . . . . . . . .    45
     7.6    Payment of Taxes. . . . . . . . . . . . . . . . . .    46


8.   INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . .    47

     8.1    Insurance to be Maintained Prior to the
            Commencement of Term. . . . . . . . . . . . . . . .    47
     8.2    Insurance to be Maintained During Term. . . . . . .    48
     8.3    Notice of Cancellation or Change. . . . . . . . . .    50
     8.4    Evidence of Insurance Coverage. . . . . . . . . . .    50
     8.5    Self-Insurance. . . . . . . . . . . . . . . . . . .    50
     8.6    Waiver of Right of Subrogation. . . . . . . . . . .    51


9.   INDEMNIFICATION OF OWNER . . . . . . . . . . . . . . . . .    51


10.  DAMAGE TO AND DESTRUCTION OF HOTEL . . . . . . . . . . . .    53

     10.1   Owner's Duty of Restoration . . . . . . . . . . . .    53
     10.2   Owner's Election Not to Restore . . . . . . . . . .    53


11.  INTEREST ON OVERDUE SUMS . . . . . . . . . . . . . . . . .    54


12.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . .    55


13.  TRADE NAME . . . . . . . . . . . . . . . . . . . . . . . .    56


14.  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . .    57

     14.1   Assignment by Hyatt . . . . . . . . . . . . . . . .    57
     14.2   Assignment by Owner . . . . . . . . . . . . . . . .    59
     14.3   Binding on Successors . . . . . . . . . . . . . . .    60


15.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . .    61


16.  APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . .    62


17.  FURTHER INSTRUMENTS. . . . . . . . . . . . . . . . . . . .    62






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18.  INDEMNIFICATION OF HYATT . . . . . . . . . . . . . . . . .    63


19.  APPLICABLE LAW . . . . . . . . . . . . . . . . . . . . . .    64


20.  PAYMENT OF AMOUNTS DUE TO HYATT. . . . . . . . . . . . . .    64


21.  SURVIVAL AND CONTINUATION. . . . . . . . . . . . . . . . .    65


22.  HYATT APPROVALS. . . . . . . . . . . . . . . . . . . . . .    65


23.  SALE OF SECURITIES . . . . . . . . . . . . . . . . . . . .    66


24.  CONFIDENTIALITY; COOPERATION . . . . . . . . . . . . . . .    67


25.  LIMITED RIGHT OF OWNER TO TERMINATE. . . . . . . . . . . .    68

     25.1   Certain Definitions . . . . . . . . . . . . . . . .    68
     25.2   Termination Right . . . . . . . . . . . . . . . . .    70
     25.3   Request for Determination . . . . . . . . . . . . .    71
     25.4   Hyatt Cure Loans. . . . . . . . . . . . . . . . . .    73


26.  RESTRICTIVE COVENANT . . . . . . . . . . . . . . . . . . .    77


27.  FUTURE HOTEL EXPANSION . . . . . . . . . . . . . . . . . .    82


28.  LIMITATION ON OWNER'S LIABILITY. . . . . . . . . . . . . .    83






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                                 INDEX

Achieved Room Factor. . . . . . . . . . . . . . . . . . . . . .    68
Actual GOP. . . . . . . . . . . . . . . . . . . . . . . . . . .    68
Additional Insured Endorsement. . . . . . . . . . . . . . . . .    48
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . .    58
Affiliated group. . . . . . . . . . . . . . . . . . . . . . . .    59
Allocable Chain Expense . . . . . . . . . . . . . . . . . . . .    42
Annual Management Fee . . . . . . . . . . . . . . . . . . . . .    27
Assignee affiliate. . . . . . . . . . . . . . . . . . . . . . .    58
Assumed GOP . . . . . . . . . . . . . . . . . . . . . . . . . .    69
Assumed Gross Receipts. . . . . . . . . . . . . . . . . . . . .    69
Available Cash Flow . . . . . . . . . . . . . . . . . . . . . .    31
Budgetary limit . . . . . . . . . . . . . . . . . . . . . . . .     6
Building. . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Certified Financial Statement . . . . . . . . . . . . . . . . .    43
Chain Expense . . . . . . . . . . . . . . . . . . . . . . . . .    42
Chain Services. . . . . . . . . . . . . . . . . . . . . . . . .    41
COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    63
Commencement of construction of the Building. . . . . . . . . .     8
Comparable Hotels . . . . . . . . . . . . . . . . . . . . . . .    69
Construction commencement date. . . . . . . . . . . . . . . . .  6, 9
Construction commencement notice. . . . . . . . . . . . . . . .  6, 8
Contesting Party. . . . . . . . . . . . . . . . . . . . . . . .    44
Controlling interest. . . . . . . . . . . . . . . . . . . . . .    58
Convention Hotel. . . . . . . . . . . . . . . . . . . . . . . .    78
CPI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Cumulative Period . . . . . . . . . . . . . . . . . . . . . . .    26
Defaulting party. . . . . . . . . . . . . . . . . . . . . . . .    54
Environmental Condition . . . . . . . . . . . . . . . . . . . .    11
Environmental Report. . . . . . . . . . . . . . . . . . . . . .    11
Exclusive Area. . . . . . . . . . . . . . . . . . . . . . . . .    77
Existing Owner. . . . . . . . . . . . . . . . . . . . . . . . .    60
FFE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
First-class hotel standard. . . . . . . . . . . . . . . . . . .     3
Fiscal year . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Force Majeure Causes. . . . . . . . . . . . . . . . . . . . . .    20
Fringe benefits . . . . . . . . . . . . . . . . . . . . . . . .    16
Furnishing and Equipment. . . . . . . . . . . . . . . . . . . .     2
GOP Deficiency. . . . . . . . . . . . . . . . . . . . . . . . .    70
Gross Operating Profit. . . . . . . . . . . . . . . . . . . . .    31
Gross Receipts. . . . . . . . . . . . . . . . . . . . . . . . .    33
Hotel . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Hyatt . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Hyatt bid . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
Improvements. . . . . . . . . . . . . . . . . . . . . . . . . .     2
Information Source. . . . . . . . . . . . . . . . . . . . . . .    70
Legal Requirements. . . . . . . . . . . . . . . . . . . . . . .    37
Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .    63
Marketing Plan. . . . . . . . . . . . . . . . . . . . . . . . .    22
MCP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11






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MDEP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
MEPPA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    63
Non-Contesting Party. . . . . . . . . . . . . . . . . . . . . .    44
Non-Defaulting Party. . . . . . . . . . . . . . . . . . . . . .    54
Opening Date. . . . . . . . . . . . . . . . . . . . . . . . . .     9
Operating accounts. . . . . . . . . . . . . . . . . . . . . . .    21
Operating Equipment . . . . . . . . . . . . . . . . . . . . . .     3
Owner . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Owner's Remittance Amount . . . . . . . . . . . . . . . . . . .    29
Pre-opening expenses. . . . . . . . . . . . . . . . . . . . . .     6
Preopening period . . . . . . . . . . . . . . . . . . . . . . .     6
Prime . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
Profit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Protected names . . . . . . . . . . . . . . . . . . . . . . . .    56
Renewal terms . . . . . . . . . . . . . . . . . . . . . . . . .    13
Restoration . . . . . . . . . . . . . . . . . . . . . . . . . .    53
Restricted Area . . . . . . . . . . . . . . . . . . . . . . . .    77
Rosemont. . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Site. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Sixth Edition . . . . . . . . . . . . . . . . . . . . . . . . .    31
Target Amount . . . . . . . . . . . . . . . . . . . . . . . . .    27
Target Room Factor. . . . . . . . . . . . . . . . . . . . . . .    70
Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
Uniform System. . . . . . . . . . . . . . . . . . . . . . . . .    31
Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

                         MANAGEMENT AGREEMENT

     THIS AGREEMENT is executed in several counterparts as of the 1st day of February, 1990, by and between Logan Harborside Associates II Limited Partnership (hereinafter called "Owner"), and HYATT CORPORATION, a Delaware corporation (hereinafter called "Hyatt").

                               RECITALS

     An affiliate of Owner is the ground lessee of that certain real property (the "Site") located at the General Edward Laurence Logan International Airport in East Boston, The Commonwealth of Massachusetts, more particularly described in Exhibit A attached hereto and hereby made a part hereof and has the right, which it intends to exercise, to assign to Owner its rights and obligations under said ground lease relating to the Site.

     Owner desires to build, furnish and equip a first-class hotel upon the Site and to have the same managed by Hyatt for the account of Owner.

    Owner and Hyatt desire to enter into this Agreement respecting the construction and furnishing of a first-class hotel on the Site and the management thereof by Hyatt upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. CONSTRUCTION, FURNISHING AND EQUIPPING, PRE-OPENING AND OPENING OF HOTEL.

     1.1   CONSTRUCTION

     Owner shall, in accordance with plans, specifications, budgets and financing approved by Hyatt (which approval shall not be unreasonably withheld), and with reasonable diligence, cause such Hotel Improvements (the "Improvements") to be constructed upon the Site as may be necessary to meet a first-class hotel standard. The Improvements shall include a building containing approximately 270 guest rooms (the "Building"), 270 parking space (which may be used by hotel guests and employees on a non-exclusive basis) and appropriate landscaping.

    1.2  FURNISHINGS AND EQUIPMENT AND OPERATING EQUIPMENT.

     Owner shall, in accordance with plans, specifications, budgets and financing to be approved by Hyatt (which approval shall not be unreasonably withheld and is subject to the provisions of Section 1.5 hereof), cause to be purchased and installed in or about the Building all of the following to the extent necessary to meet a first-class hotel standard: (1) furniture and furnishings; (2) hotel equipment (including office equipment and property management equipment as necessary); (3) uniforms, tools and utensils, and (4) china, glassware, linens, silverware and the like (all of the foregoing being hereinafter referred to as "FFE," the items referred to under (1) and (2) above being hereinafter collectively referred to as "Furnishings and Equipment," and the items referred to under (3) and (4) above being hereinafter collectively referred to as "Operating Equipment").

     1.3   "HOTEL" AND "FIRST-CLASS HOTEL STANDARD" DEFINED.

     The Site, the Improvements and the FFE are herein collectively referred to as the "Hotel."

     As respects Hyatt's approval rights as set forth in Section 1 of this Agreement, a "first-class hotel standard" refers to the highest overall standard of constructions, furnishing and equipping applicable to such other hotels comparable in size to the Hotel and operated by Hyatt and named below.

     As respects operational standards, a "first-class hotel standard" refers, at any given time, to the standard of operation of such other hotels comparable in size to the Hotel and operated by Hyatt which then represent the highest quality of hotels of such size in the Hyatt chain of hotels. The first-class hotel standard includes, without limitation, operations of the Hotel on a seven day a week, twenty-four hour a day basis, with adequate staffing to provide first-class staffing, and food, beverage, housekeeping, banquet, parking, bellmen and porter services; provided that such standard of operation shall never be lower than the standard of operation existing at the date hereof with respect to the hotels named below, as long as such hotels are being operated by Hyatt.

     For purposes of the "first-class hotel standard" as used in this
Section 1.3, the hotels known as the Hyatt Regency Westshore, Tampa, Florida, Hyatt Regency Ravinia, Atlanta, Georgia, Hyatt Regency Greenwich, Connecticut and the Hyatt hotel in

Charlotte, North Carolina would be deemed comparable hotels; provided, however, that with respect to the purchase and installation of FFE, the Hyatt hotel in Charlotte, North Carolina shall be deemed the comparable hotel.

     1.4   PLANS AND SPECIFICATIONS.

     Owner shall engage and retain, at no expense to Hyatt, such architects, designers, specialists and contractors (each of whom shall be approved in advance by Hyatt) as shall be necessary and appropriate in connection with the planning and completion of the Improvements and in connection with the design, selection, purchase and installation of the FFE. Owner shall, with reasonable diligence, cause to be prepared with respect to the Hotel full and adequate plans and specifications meeting a first-class hotel standard and shall furnish copies of each thereof to Hyatt for its advance approval. Approvals required by this Section 1.4 shall not be unreasonably withheld.

     1.5   CERTAIN HYATT APPROVALS.

     Hyatt acknowledges that it has approved RTKL Associates as architects and engineers and Culpepper McAuliffe and Meaders as interior designer for the Hotel. Furthermore, though Hyatt has not yet approved the plans and specifications (dated April 17, 1989) proposed by Owner, it acknowledges them to be generally consistent with the "first class hotel standard" prescribed herein. Hyatt hereby waives its right to approve the FFE budget for the Hotel; provided, however, that such waiver shall not affect Owner's obligations under Section 1.2 hereof to satisfy the first-class hotel standard with respect to the purchase and installation of FFE.

     1.6   TECHNICAL ASSISTANCE SERVICES RESPECTING IMPROVEMENTS.

     Hyatt shall consult with Owner and its architect at such reasonable times and places as Owner shall specify, to provide technical assistance in connection with the planning and completion of the Improvements. Such consultation shall include, but shall not be limited to, the matters set forth in Annex 1 hereto. In consideration of such services, Owner shall pay to Hyatt a fee of $235,000, payable as follows: Concurrently herewith, Owner has paid Hyatt the sum of $60,000 the receipt whereof is hereby acknowledged by Hyatt, and the balance of $175,000 shall be payable, without interest, in ten (10) installments of $17,500 each, due on the first day of each month commencing on the first day of the month next succeeding the expiration of thirty (30) days from the date hereof with the unpaid balance to be paid in full, in any event, on the date of the first funding of the Hotel construction loan. Owner may, upon notice in writing to Hyatt, extend payment of the installments required hereunder for up to sixty (60) days if such extension is due to delays in construction, design or commencement of construction; provided, however, such extension rights may not be exercised more than twice.

     In the event that this Agreement shall be terminated by Owner pursuant to Section 1.8 hereof, Owner shall not be obligated to make further payments under the first paragraph of this Section

1.5 but shall continue to be responsible for amounts due and payable through the termination date.

     1.7   PRE-OPENING BUDGET

     As soon as practicable after the receipt by Hyatt of the "construction commencement notice" (as provided in Section 1.8(a)), setting forth the estimated Opening Date for the Hotel, Hyatt shall submit to Owner, for its approval, (which approval shall not be unreasonable withheld) a budget setting forth the costs and expenses (the "pre-opening expenses") to be incurred during the "pre-opening period" (as hereinafter defined) for the staffing of the Hotel, for pre-opening promotion and advertising, and for the organization of the Hotel's operations and services. Subject to the provisions of this Section 1.7, such budget shall not exceed the sum determined by multiplying $4,000 by the number of guest rooms to be included in the Building, which sum, as the same may be revised by time to time as set forth below, is herein referred to as the "budgetary limit." the "pre-opening period" shall be the period commencing on the "construction commencement date" referred to in Section 1.7(a) and ending on the day preceding the Opening Date referred to in Section 1.7(b). Such budget shall, among other things, include the estimated cost of Chain services as defined in Section 7.2 (without taking into account, however, the cost of the centralized reservation services for which Owner is not responsible during the pre-opening period) properly allocable to the Hotel for the pre-opening period. Hyatt shall not, without Owner's approval, incur aggregate pre-opening expenses in excess of the budgetary limit. Subject to the foregoing restriction, Hyatt shall not be limited in respect of the amounts to be incurred for the various categories of pre-opening expenses as specified in such budget, except (i) that Hyatt shall not enter into contracts, agreements or understandings involving a commitment in excess of $100,000 without Owner's prior written approval and
(ii) that the total cost of Chain Services (without taking into account, however, the cost of the centralized reservation services) shall not exceed such amount as would properly be allocable to the Hotel if the same were in operation during the pre-opening period.

     Whenever it shall be reasonably apparent that the estimated Opening Date theretofore specified is inappropriate, Owner shall promptly give notice to Hyatt designating a revised estimated Opening Date. In any such event, and whenever Hyatt reasonably anticipates that the budgetary limit as then in effect is insufficient, Hyatt shall promptly submit to Owner for its approval a revised budget (and revised budgetary limit) which shall, as compared with the immediately preceding budgetary limit, reflect any additional cost or expense.

     The budgetary limits set forth above assume that the construction of the Hotel shall commence no later than January 1, 1991 and that the Opening Date shall not be later than September 1, 1992. Anything herein to the contrary notwithstanding, in the event the Commencement of Construction or the Opening Date shall be delayed for any reason beyond the dates set forth in the preceding sentence, the budgetary limit shall be increased (but not decreased) by a percentage equal to the amount, if any, by which the Consumer Price Index for United States City Averages for All Urban Consumers, All Items published from time to time by the United States Bureau of Labor Statistics ("CPI") exceeds the CPI in effect as of the end of the month preceding the date hereof, and by the amount of any other cost increases (not otherwise taken into account pursuant to the CPI adjustment) directly attributable to the delay. If the CPI is discontinued or is unavailable or is substantially revised, a comparable index agreeable to Owner and Hyatt reflecting the changes in the cost of living or the purchasing power of the consumer dollar, published by any governmental agency or recognized authority shall be used in place thereof.

     Subject to the foregoing, Hyatt shall have the right, in the name of Owner, to enter into contracts for pre-opening expenses and Owner shall be liable for the payment of obligations incurred in connection with such contracts. In the alternative, Hyatt may, in its own name, incur and pay pre-opening expenses within the budgetary limit, in which case Owner shall reimburse Hyatt for pre-opening expenses so paid by Hyatt within thirty
(30) days after receipt by Owner of Hyatt's statement in respect thereof.

     1.8   CONSTRUCTION COMMENCEMENT DATE AND OPENING DATE.

     (a) Owner shall give Hyatt at least thirty (30) days' notice (the "construction commencement notice") of the date when construction of the Building will commence (as used in this Agreement, "commencement of construction of the Building" shall mean the placing of foundations for the Building) and of the estimated Opening Date. The date when construction of the Building shall actually commence is herein referred to as the "construction commencement date."

     (b) The "Opening Date" of the Hotel shall be the date specified by Owner in a notice to Hyatt (given at least fifteen (15) days prior to the Opening Date so specified), provided that the Opening Date shall not be sooner than the day by which all of the following conditions shall have been met: the Improvements shall have been substantially completed in accordance with the plans and specifications theretofore approved by Hyatt (except for inconsequential items), the applicable governmental authorities shall have issued all certificates of occupancy and other required consents and approvals (including a liquor license) with respect to the Improvements, and the FFE conforming to the plans and specifications theretofore approved by Hyatt shall (except for inconsequential items) have been properly installed in the Building. Hyatt shall cooperate with Owner in obtaining all required licenses and shall be responsible (at Owner's expense) for obtaining all licenses which can be applied for by an operator. The parties hereto agree to execute an Addendum to this Agreement setting forth the Opening Date, and a counterpart of such Addendum shall be attached to and become a part of each counterpart of this Agreement. Within six (6) months from the Opening Date, Owner agrees to provide to Hyatt a full set of "as-built" drawings of the

Hotel, as well as one set of microfilm reproductions of those documents.

     1.9   TERMINATION BY OWNER FOR FAILURE TO OBTAIN FINANCING
COMMITMENTS.

     In the event that Owner shall in good faith determine that it cannot obtain (i) after diligent efforts, including engagement of a mortgage or investment banker, reasonable financing commitments in respect to the Hotel, (ii) approval by the Federal Aviation Administration of its plans and specifications for the Hotel, or (iii) necessary approvals by the Massachusetts Port Authority ("MPA"), then Owner may, at any time prior to the commencement of construction of the Building, terminate this Agreement by giving notice to such effect to Hyatt. Notwithstanding the foregoing, in the event that Hyatt shall have the right (through unexercised) pursuant to Section 1.10 hereof to terminate this Agreement for failure by Owner to timely commence construction, then Owner's right to terminate pursuant to this Section 1.9 shall be delayed until the fourth anniversary of the date hereof.

     1.10 TERMINATION BY HYATT.

     Hyatt shall have the right to terminate this Agreement in the event that (i) it does not approve financing or that commencement of construction of the Building shall not occur by the second anniversary date of this Agreement, or (ii) completion of construction has not occurred by the earlier of (A) thirty (30) months after the date of commencement of construction (such period of time to be extended for an aggregate of not more than eighteen (18) months in the event of delays caused by the occurrence of any event not reasonably within the control of Owner, including acts of God, fire or other casualty, orders of any governmental authority, strikes, lockouts, war and insurrection) or (B) January 1, 1996. Such right shall be exercisable by Hyatt giving Owner ninety (90) days' written notice of termination, during which period Owner shall be entitled to cure the failure, thereby avoiding a termination by Hyatt.

     1.11  MUTUAL RIGHT OF TERMINATION

     (a) Within six (6) months of the date hereof, Owner shall deliver or cause to be delivered to Hyatt an environmental assessment of the Site (the "Environmental Report") prepared by an independent firm having expertise in such matters. The Environmental Report shall reflect an investigation at least to a "Phase 1" standard (as such terms is used in the Massachusetts Contingency Plan 310 CMR Section 40 et seq ("MCP")). If the Environmental Report discloses the existence of "hazardous substances" or "hazardous wastes" (as defined in Section 9 hereof) (an "Environmental Condition"), then:

                 (i) Hyatt shall have the right to terminate this Agreement (exercisable by written notice to Owner within ninety (90) days of receipt of the Environmental Report), unless the Environmental Condition is remedied or in the process of being remedied, as contemplated by paragraph (b) below; and

                 (ii) Owner shall have the right to terminate this Agreement (exercisable by written notice to Hyatt within ninety (90) days of receipt of the Environmental Report), if Owner has determined in good faith not to proceed with the construction and development of the Hotel as a result of the Environmental Condition.

     (b) Promptly after receipt by Owner of the Environmental Report, Owner shall, if such report discloses the existence of an Environmental Condition, file such report with the Massachusetts Department of Environmental Protection ("MDEP") seeking a waiver by the MDEP pursuant to the provisions of the MCP (the "Waiver") based on a classification of the site as a "non-priority disposal site" within the meaning of MCP. If Owner obtains the Waiver within nine (9) months of the presentation of the Environmental Report to Hyatt, then Owner shall be entitled to advise Hyatt in writing of its intention to cure the Environmental Condition and proceed to remediate the Environmental Condition in such manner as may be permitted by the MCP and thereby extinguish Hyatt's right of termination under this
Section 1.11.  If Owner shall be unable to obtain a Waiver within said nine
(9) month period, then Owner may extinguish Hyatt's right of termination under this Section 1.11 only by advising Hyatt, in writing, of its intention to cure the Environmental Condition and proposing an outline of a plan of remediation for Hyatt's approval and the approval under MCP, not later than ten (10) months from the date of presentation of the Environmental Report to Hyatt, diligently pursuing MDEP's approval and thereafter remediation in accordance with such approved plan, and completing such remediation pursuant to an approved plan. Owner shall, whether the site is priority or non-priority, furnish Hyatt copies of reports forwarded to MDEP pursuant to the provisions of MCP including those required by the provisions of Section 40.537 of MCP.

     The provisions of this Section 1.11 shall not affect Owner's indemnification obligations for environmental matters under Section 9 hereof or Hyatt's or Owner's termination rights pursuant to Sections 1.9 or
1.10 hereof.

SECTION 2. TERM OF AGREEMENT.

     (a) The original term of this Agreement shall commence on the Opening Date provided in Section 1.7(b) and shall continue until July 1, 2013, unless this Agreement shall be sooner terminated as herein provided.

     (b) Hyatt shall have the right (amounting to two (2) separate renewal options) to extend such original term for two (2) successive periods ("renewal terms"), the fist period consisting of ten (10) fiscal years plus six months and ending on December 31, 2023 and the second period consisting of ten (10) fiscal years and ending on december 31, 2033, provided that, as to each renewal option, Hyatt shall give notice to Owner of its election to extend such term at least eighteen (18) months prior to the time when the term then in force would otherwise expire; that, at the time when such notice is give, there shall not be an uncured event of default on the part of Hyatt hereunder; and that the term of this Agreement shall have been extended for the prior renewal term, if any. In the event that Owner's ground lessor, MPA, shall then be in possession of the Site due to a termination or expiration of Owner's ground lease with MPA (the "Ground Lease"), MPA shall have the right to accept or reject Hyatt's exercise of its election to extent the term hereof.

     (c) If Hyatt shall elect to extend the term hereof, Owner shall have the right at any time during any renewal term to terminate this Agreement by giving Hyatt sixty (60) days prior notice and paying Hyatt any and all amount then due Hyatt hereunder, including without limitation, Hyatt Cure Loans with interest thereon, plus a termination fee equal to the Annual Management Fee for the immediately preceding fiscal year multiplied by the product of (y) ten and (z) a fraction, the numerator of which is the number of months remaining between the termination date and December 31, 2033 and the denominator of which is 246. Any termination of Owner hereunder shall be effective on the later to occur of (i) thirty (30) days after payment of all amounts to be paid to Hyatt and (ii) sixty (60) days after notice by Owner to Hyatt of exercise of this termination right.

     (d) As used herein, the "Term" shall mean the original term and any renewal term or terms.

SECTION 3. USE AND OPERATION OF THE HOTEL.

     3.1   USE AND STANDARD OF OPERATION.

     (a) Owner hereby grants to Hyatt the sole and exclusive right to manage and operate the Hotel pursuant to the terms of this Agreement and Hyatt agrees that, except to the extent excused as hereinafter provided, Hyatt will, as the agent of Owner, operate the Hotel during the Term in conformity with a first-class hotel standard and in a businesslike and efficient manner; and Hyatt shall use the Hotel solely for the operation of a hotel business conforming to a first-class hotel standard and for other activities which are customary and usual in connection with such an operation. Except as otherwise specifically limited under this Agreement, Hyatt, as sole an exclusive agent of Owner, shall (subject to compliance with the provision of Section 6.2 hereof) have absolute control and discretion in the operation of the Hotel including, without limitation, the right and power to negotiate and enter into such reasonable contracts (including, without limitation, collective bargaining agreements or labor contracts but subject to the provisions of sub-paragraph (c) below) in the name and at the expense of Owner as may be reasonably necessary or advisable in connection with the operation of the Hotel (subject, however, to Owner's right to approve contracts with a corporation or a person or persons controlling, controlled by, or under common control or affiliated with Hyatt) and the right to determine the terms of admittance, charges for rooms, charges for entertainment, food and beverages, labor policies (including wage rates, the hiring and discharging of employees, and the installation of employee retirement or other benefit plans), and all phases of promotion and publicity relating to the Hotel.

     Anything herein to the contrary notwithstanding, Owner agrees that Hyatt may retain its affiliate, Rosemont Purchasing Company ("Rosemont"), to act as a purchase agent for Owner in connection with acquiring replacements of and additions to Operating Equipment, FFE, or otherwise. Owner also agrees that Rosemont will be paid a fee for its services, which fee will be no greater than that charged by Rosemont to unaffiliated third parties for comparable services and no greater than the fees charged by other third parties offering comparable goods and services, said standard to be applied on an overall and not on an "item-by-item" basis. In addition, Hyatt shall have the right to acquire promotional and other Hyatt-logoed items from its affiliate, Merchandising Associates Limited Partnership (d/b/a Red Sail Merchandising), which is a sole source supplier of Hyatt-logoed promotional items, at prices which are no greater than those charged to owners of other hotels to whom Red Sail supplies such items.

     All employees of the Hotel shall be the employees of Hyatt and Hyatt may reimburse itself out of operating accounts for the total aggregate compensation, including, without limitation, fringe benefits and annual bonuses paid or payable to the employees so assigned or, as the case may be, to all employees of the Hotel. The term "fringe benefits" shall, without limitation, include the cost of pension or profit sharing plans, workers' compensation benefits, group life and accident and health insurance or equivalent benefits and similar benefits available to such employees by virtue of their employment by Hyatt.

     In the event and whenever Hyatt shall be subject to any tax, irrespective of its designation (including a fee, charge or other imposition for the issuance of a license, permit or the privilege to conduct a business or occupation), imposed, levied or assessed by the United States, the Commonwealth of Massachusetts, the County of Suffolk, the City of Boston any subdivision or agency of the foregoing or any other government body, which tax is measured, in whole or in part, by reference to reimbursements to Hyatt for compensation, employment taxes or any fringe benefits paid or payable to or in respect of employees of the Hotel, then, and in any such event, Owner will indemnify and hold Hyatt harmless from and against any and all liability for such tax or taxes to the extent so measured. Any payments made by Owner in this connection shall be deducted in computing Available Cash Flow (as defined in Section 5.2 hereof) here under for any period. At Owner's request, Hyatt will resist, by appropriate proceedings, any liability for any tax which is the subject of the foregoing indemnification, in which case all costs and expenses (including, without limitation, attorneys' fees) incurred by Hyatt in resisting or defending itself against such liability shall be borne and paid for by Owner.

     (b) Prior to the assignment of any general manager to the Hotel, Hyatt will arrange an appointment between the proposed general manager and Owner. Hyatt shall enable Owner to provide its comments and considerations to Hyatt concerning same. In no event shall Owner have the right to approve or disapprove the assignment of any general manager of the Hotel. If, at any time during the term, Owner shall become dissatisfied with the performance of the general manager, Owner shall have the right to recommend the replacement of the general manager, and Hyatt shall in good faith consider Owner's recommendation. Hyatt shall give Owner reasonable notice of any Hyatt decision to replace or transfer any general manager and shall in good fait consider Owner's recommendation relating to any such decision, but Hyatt shall not be bound by Owner's recommendation.

     During the first two (2) years following the Opening Date of the Hotel, Hyatt intends to leave the members of the Executive Committee (meaning the persons holding the position of, regardless of title, General Manager, Rooms Manager, Food & Beverage Manager, Controller, and Sales Manager) intact in their positions at the Hotel. Hyatt shall endeavor not to relocate any member of the Executive Committee during the first two years following the Opening Date, but Hyatt shall not be in default hereunder in the event Hyatt elects to relocate one or more members of the Executive Committee prior to the expiration of such two year period.

     Following the commencement of the Term, the expenses pertaining to not more than (i) two (2) moves of members of the Hotel's Executive Committee during the first two years following the Opening Date, (ii) five
(5) moves of members of the Hotel's

Executive Committee during any period of two consecutive fiscal years after the expiration of the period in (i) above, or (iii) two (2) moves of members of the Hotel's Executive Committee during any three (3) month period, shall be paid by the Hotel and be a deduction in the calculation of Available Cash Flow. Notwithstanding the foregoing, the expenses of moves of members of the Hotel's Executive Committee pertaining to or arising from the replacement of any such members who shall have died, become disabled, resigned from Hyatt or requested a transfer out of the Hotel or as to whom Owner shall have recommended such transfer to Hyatt, shall not be counted toward the above-stated limits on reimbursable moves.

     (c) Hyatt shall have the right to negotiate with and recognize a union as collective bargaining agent for its employees, subject, however, to Owner's right to approve or reject any proposed agreement resulting from such negotiations. Owner shall indemnify Hyatt from and against any liability, cost, penalty, or other similar assessment (including back pay, but not including loss of income, consequential damages or other similar costs attributable to strikes, work stoppages or slow downs, or to actions during such strikes, stoppages or slow downs) which results from Owner's rejection of any such contract if such rejection is found by the National Labor Relations Board to constitute bad faith bargaining. Any legal fees or disbursements or other fees or costs incurred by Hyatt in connection with any such proceedings brought by the union before the NLRB alleging bad faith bargaining as a result of the rejection by Owner of any labor contract proposed by Hyatt shall be paid by Owner.

     (d) Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement contained, Hyatt shall be excused from its obligation to operate the Hotel in conformity with a first-class hotel standard (i) to the extent and whenever Hyatt shall be prevented from compliance with such standard by "Force Majeure Causes," (ii) to the extent that its failure to fulfill such obligation is caused by any breach by Owner of any provision hereof, including, without limitation, a breach of Owner's obligations under Section 7.1 and 5.4(c) hereof and (iii) to the extent and whenever there is herein provided a limitation upon Hyatt's ability to expend funds in respect of the Hotel (for example, the limitations contained in Section
5.4 hereof respecting monies available for the replacement of, and additions to, Furnishings and Equipment), provided that the failure to expend funds by reason of the operation of such limitation shall reasonably prevent Hyatt from meeting such standard. For the purpose hereof, "Force Majeure Causes" shall mean causes beyond the reasonable control of Hyatt, including casualties, war, insurrection, strikes, lockouts and governmental actions (but excluding causes which can be controlled by the expenditure of money in accordance with good business practices).

     It is expressly agreed and understood that each and every provision contained in this Agreement pursuant to which Hyatt is excused from its obligation to operate the Hotel in conformity with a first-class hotel standard shall operate without prejudice to any other remedy (including, without limiting the generality of the foregoing, the right to terminate this Agreement) which Hyatt shall have under the terms of this Agreement.

     3.2   LEASES AND CONCESSIONS.

     (a) Hyatt shall not, without the approval of Owner, arrange leases or concessions for any hotel operations, any restaurant or food service operations or for any other commercial operation in or about the Hotel. Any such lease or concession so approved shall be entered into in Owner's name and shall be executed by Owner (or Hyatt, as agent).

     (b) Hyatt shall, during the Term, use best efforts (at Owner's sole expense) to perform, as agent for Owner, all of the obligations of Owner as landlord or concessionaire under all present or future leases and concessions made or granted with respect to the Hotel.

     (c) Hyatt shall collect all rents and other sums falling due during the Term under any present or future lease or concession, and shall deposit the same in the operating accounts.

     3.3   BANK ACCOUNTS.

     There shall be deposited in a bank or banks designated by Owner and in accounts established in Owner's name all monies advanced to the Hotel as working capital by Owner, as provided in Section 7.1 hereof, and all monies received by Hyatt from the operations of the Hotel ("operating accounts"), and Hyatt shall pay out of the operating accounts, to the extent of the funds from time to time therein, all costs and expenses incurred in connection with the operation of the Hotel, all other items entering into the calculation of Available Cash Flow hereunder and all other amounts required to perform its obligations hereunder; provided, however, Hyatt shall not be responsible for making payments in respect of Owner's Ground Lease or debt service obligations. Checks or other documents of withdrawal drawn upon the operating accounts shall be signed by representatives of Hyatt or Hotel employees designated by Hyatt, as agent for Owner, which persons drawing on such accounts shall be bonded or otherwise insured.

     3.4   NEGATION OF PARTNERSHIP OR JOINT VENTURE.

     Nothing in this Agreement contained shall constitute, or be construed to be or to create, a partnership, joint venture or lease between Owner and Hyatt with respect to the Hotel.

     3.5   BUDGETS.


     (a) Hyatt will provide the Owner before December 1 (or such earlier date as they become available) of each year during the term (i) Hyatt's proposed preliminary forecast for the succeeding fiscal year of hotel operations, including estimates of revenues and operating expenses and the assumptions underlying same, (ii) a proposed budget for major expenditures for the succeeding fiscal year, including all capital and FF&E expenditures, and (iii) Hyatt's proposed marketing plan, including the related marketing budget ("Marketing Plan") for the succeeding calendar year (collectively, the materials in (i), (ii) and (iii) shall be the "Forecasts"). Thereafter, Hyatt shall meet with Owner to discuss the Forecasts and shall take into account Owner's views regarding the Forecasts in an attempt to achieve a consensus on, and Owner's approval of, the Forecasts. After Hyatt has made revisions to the Forecasts, if any, following its meetings with Owner, Hyatt shall present to Owner Hyatt's final Forecasts. However, except as set forth in the following sentence, Hyatt shall not be obligated to obtain Owner's approval of the Forecasts. The Marketing Plan shall be subject to Owner's approval, which shall not be unreasonably withheld.

     (b) Owner acknowledges that the Forecasts shall be prepared by Hyatt for internal management purposes and are necessarily based upon estimates of uncertain future events and conditions and that Hyatt shall have no liability to Owner, and shall not be deemed in default under this Agreement, if actual operating results vary to any extent from the Forecasts. Nothing in this Section 3.5 is intended to limit or negate (i) the authority conferred upon Hyatt elsewhere in this Agreement including, without limitation, Section 3.1 or Section 5.4 hereof, (ii) the obligations of Owner under Section 5.4(c) or Section 7.1 hereof, or (iii) any other term or condition of this Agreement.

     (c) The Marketing Plan shall be deemed approved if Owner fails to object within twenty (20) business days of receipt thereof. Any such objection shall be in writing and shall specifically state the nature of Owner's objections. In the event that Owner does not approve the Marketing Plan, pending resolution between Owner and Hyatt with respect thereto, Hyatt shall undertake a marketing program based on the approved Marketing Plan, as implemented, for the previous fiscal year. Owner's right to approve the Marketing Plan is subject to Owner's obligation to approve a plan to enable Hyatt to properly market a hotel operated in accordance with the first-class hotel standard, and nothing herein shall permit Owner to disapprove any plan necessary to market and operate the hotel in accordance with the first-class hotel standard. Owner shall not have the right to approve any portion of the Marketing Plan which relates to Chain Services, the "Gold Passport" system or other similar services or arrangements offered on a chain-wide basis. Furthermore, if Owner does not approve Hyatt's Marketing Plan for any fiscal year, not later than ninety (90) days after the commencement of such fiscal year Owner shall not be entitled to utilize said fiscal year in order to exercise any termination rights which may be otherwise available to Owner under Section 25 hereof.

     (d) Notwithstanding the provisions of Section 5.4 hereof, Hyatt shall not have the right to make expenditures from the Fund for Replacement of and Additions to Furnishings and Equipment for any "Major Program" (as hereinafter defined) without the prior consent of Owner. Owner shall not unreasonably withhold its consent of, and will at all times consent to, any such Major Program, such that the hotel will at all times be maintained in accordance with the first class hotel standard. The following activities shall constitute a "Major Program":

           (i) Any comprehensive plan or program for FF&E replacement, rehabilitation, restoration or redecoration of any block of at least fifty
(50) guest rooms;

           (ii) Any program for significant FF&E replacement, rehabilitation, restoration or redecoration of Hotel public areas, meeting/banquet/prefunction areas or any one or more of them;

           (iii) Any major change in the concept or theme of any hotel restaurant or lounge or of the Hotel kitchen or laundry; and

           (iv) Any modification to a previously approved Major Program as shell be proposed by Hyatt in accordance with the annual budgeting process, as provided above.

Nothing in this Paragraph 3.5(d) shall be deemed to limit the right of Hyatt to make expenditures of any nature which it reasonably deems necessary or appropriate (i) to minimize risk of personal injury and property damage, (ii) in case of casualty or other emergency, or (iii) to comply with applicable Legal Requirements.

SECTION 4.  MANAGEMENT FEES AND REMITTANCES TO OWNER.

     4.1   FISCAL YEAR.

     (a) A "fiscal year" hereunder shall mean a period of twelve (12) consecutive months included in the Term and ending on December 31st, except that the first fiscal year hereunder shall commence on the date the Hotel commences hotel operations (which date may be prior to the Opening Date) and end on December 31st of the calendar year in which the Opening Date falls; provided, however, that if such period consists of less than eight (8) full calendar months, then the first fiscal year for all purposes of this Agreement shall be deemed to commence on January 1 of the immediately succeeding fiscal year. In the event that there shall be an early termination of the Term on a date other than December 31st or in the event the Term is not extended as provided in
Section 2(b) hereof, the last fiscal year hereunder shall end on such date of termination and shall commence on the preceding January 1st.

     (b) The "Cumulative Period" in respect of any month included in a fiscal year shall mean the period commencing on the first day of such fiscal year and ending on the last day of such calendar month.

     The Gross Receipts for any Cumulative Period shall mean the sum of the Gross Receipts (as defined in Section 5.3 hereof) for each calendar month included in such Cumulative Period. The Available Cash Flow for any Cumulative Period shall mean the sum of the amounts of Available Cash Flow for each calendar month included in such Cumulative Period, such sum to be determined after taking into account any deficit in Available Cash Flow for any such calendar month.

     4.2   HYATT'S MANAGEMENT FEE.
           4.2.1  ANNUAL MANAGEMENT FEE.
     For each fiscal year Hyatt shall receive, in respect of its management services hereunder, an amount (the "Annual

Management Fee") equal to the sum of the Basic Fee and Incentive Fee, as provided in the ensuing clauses (a) and (b):

           (a) For each fiscal year, Hyatt shall receive a Basic Fee equal to three percent (3%) until the end of the first fiscal year, three and one-half percent (3.5%) until the end of the second fiscal year, and for each fiscal year thereafter, four percent (4%), of the Gross Receipts; and

           (b)   For any fiscal year for which there is Available Cash
Flow in excess of $4,200,000 (the "Target Amount"), Hyatt shall receive, in addition to the Basic Fee, an Incentive Fee equal to fifteen percent (15%) of the amount by which Available Cash Flow exceeds the Target Amount.

     4.2.2     TIME AND MANNER OF PAYMENT.

     Except as provided hereafter, with respect to any fiscal year and each calendar month included therein, the Basic Fee and the Incentive Fee shall each be payable in tentative monthly installments of the respective amounts hereinafter provided, which tentative monthly installments on account of such Basic Fee and Incentive Fee for any such calendar month shall be paid by Hyatt withdrawing the same from the operating accounts at any time after Hyatt shall furnish to Owner the unaudited financial statement for such calendar month, pursuant to Section 7.4 hereof.

     With respect to each calendar month included in any fiscal year:

     (a) The tentative monthly installment on account of the Basic Fee shall equal four percent (4%) (or such other percentage as may be then applicable) of the Gross Receipts for the Cumulative Period in respect of such calendar month, less the aggregate amount of the tentative monthly installments having theretofore become payable for such fiscal year on account of such Basic Fee; and

           (b) The tentative monthly installment on account of the Incentive Fee shall equal the applicable percentage of the excess of Available Cash Flow over the Target Amount for the Cumulative Period in respect of such calendar month, less the aggregate amount of the tentative monthly installments having theretofore become payable for such fiscal year on account of such Incentive Fee. Notwithstanding the foregoing, the Incentive Fee shall only be paid on a monthly basis to the extent the Forecasts submitted to Owner pursuant to Section 3.5 indicate that an Incentive Fee is anticipated to be earned.

     If, for any fiscal year, the aggregate amount of the tentative monthly installments paid to Hyatt on account of the Basic Fee and Incentive Fee shall be more or less than the Annual Management Fee payable for such fiscal year based upon the final determination of Gross Receipts and Available Cash Flow for such fiscal year as reflected in the Certified Financial Statement for such fiscal year referred to in Section 7.4 hereof, then, by way of year-end adjustment, within fifteen (15) days after the delivery of such Certified Financial Statement to Owner, Hyatt shall pay into the operating accounts the amount of any such overpayment or withdraw from the operating accounts the amount of any such underpayment.

     4.3   REMITTANCE TO OWNER.

     Contemporaneously with furnishing the monthly statement for each calendar month pursuant to Section 7.4 hereof, Hyatt shall remit to Owner out of the operating accounts an amount (the "Owner's Remittance Amount") by which the total funds then in the operating accounts as of the date of distribution exceed $300,000 (said amount to be adjusted on an annual basis by increases in CPI from the date hereof). At such time Hyatt, if Owner shall so request, shall also provide Owner with Hyatt's good faith estimate of the approximate amount of the next monthly distribution of Owner's Remittance Amount. Hyatt shall not be deemed to have made any representation, warranty or covenant with respect to its estimate of the amount of funds to be available for distribution to Owner, nor shall Hyatt be liable to Owner (or deemed in breach hereunder) if the actual amount available for distribution is materially more or less than the estimated amount. In no event shall Hyatt be required to make a distribution of Owner's Remittance Amount which would reduce the balance in the operating accounts below $300,000 (as adjusted). However, if Hyatt shall determine it is unable to distribute all amounts in excess of $300,000 (as adjusted) on any distribution date, it may retain additional amounts if it shall provide to Owner a written explanation, in reasonable detail, as to the reasons for such lesser distribution and Owner shall approve such retention, which approval shall not be unreasonably withhold. (Notwithstanding the foregoing, during the initial twelve months of the Term, Hyatt shall be obligated to distribute on a monthly basis all funds in the operating accounts except those which Hyatt reasonably determines shall be required to operate the Hotel in accordance with the terms and conditions of this Agreement, and Owner's approval shall not be required if the amount of such distribution is less than the amount of the excess over $300,000 of the funds in the operating accounts.) Each remittance shall be paid to Owner at Owner's address then in effect hereunder for receipt of notices hereunder by Owner, or at such other place as Owner may, from time to time, designate in a notice to Hyatt.

     4.4   SUPPLEMENTAL PAYMENT.

     In addition to the Owner's Remittance Amount to be paid by Hyatt under Section 4.3, Hyatt shall deposit, in respect of each calendar month during the Term as a supplemental payment to Owner, the amount specified in
Section 5.4(a) hereof in respect of such calendar month and payable under
Section 5.4 into the Fund for Replacements of and Additions to Furnishings and Equipment referred to therein, such amount to be deposited by Hyatt into such Fund for the account of Owner.

SECTION 5. DETERMINATION OF AVAILABLE CASH FLOW AND GROSS RECEIPTS.

     5.1   BOOKS AND RECORDS.

     Hyatt shall keep full and adequate books of account and other records reflecting the results of the operation of the Hotel. Such books and records shall, at all times, be kept in all material respects, in accordance with the then latest edition of the Uniform System of Accounts for Hotels (the "Uniform System"), as adopted by the American Hotel Association, except as otherwise specified in this Agreement.

     5.2   "AVAILABLE CASH FLOW" DEFINED.

     There is attached hereto as Exhibit B, and hereby made a part hereof, a copy of page 12 of the Uniform System, Sixth Revised Edition (the "Sixed Edition"), showing the items of income and expense which are taken into account in determining "Gross Operating Profit."

     The "Available Cash Flow" derived from the Hotel for any period shall mean the Gross Operating Profit of the Hotel for such period, determined in accordance with the Sixth Edition, without regard to any supplements or amendments thereto heretofore or hereafter adopted, less deductions for the following amounts (but only to the extent that such amounts are not otherwise deducted under the Sixth Edition in computing Gross Operating Profit):

           (a) An amount equal to the costs incurred during such period in replacing, or adding to, the Operating Equipment;

           (b)   An amount equal to the aggregate deductions made under
Section 5.4(a) for such period;

           (c) The Hotel's pro rata share of Allocable Chain Expense for such period, in accordance with Section 7.2;

           (d)   The cost of insurance maintained in accordance with
Section 8.2 and properly allocable to such period;

           (e)   All real and personal property taxes referred to in
Section 7.6 and properly allocable to such period;

           (f) All costs and expenses incurred during such period in respect of items described in Section 6.1 and 6.2 hereof;

           (g) The amount of rent and other amounts payable during such period to MPA pursuant to the terms of the Ground Lease;

           (h)   The amount of Basic Fees payable during such period;

           (i) The amount of leasing and rental costs with respect to telephones, televisions, computers, cash register systems, mini-bars and hotel vans (deducted solely for purposes of computation of Hyatt's Incentive Fee and not for purposes of Section 25 hereof) which amounts shall not be charged against the Fund established pursuant to Section 5.4; provided, however, that any such amounts which would not otherwise be deductible under the Uniform System and which exceed $37,500 per annum shall not be so deducted unless they relate to mini-bars and hotel vans;

           (j) All other amounts deductible in respect of such period under the terms of this Agreement.

     Notwithstanding any of the foregoing, the actual cost of leasing or renting or other similar charges incurred after the Opening Date for the replacement of or addition to Furnishings and Equipment shall not (except as expressly provided in sub-paragraph (i) above) be deductions in determining Available Cash Flow. such payments or costs incurred after the Opening Date shall be paid from the Fund for Replacement of and Additions to Furnishings and Equipment or shall otherwise be paid by Owner, as agreed upon between Hyatt and Owner. Furthermore, the expense attributable to any item of revenue which is excluded in the calculation of Gross Receipts shall not be deducted in the calculation of Available Cash Flow.

     5.3   DEFINITION OF GROSS RECEIPTS.

     "Gross Receipts" during any period shall mean all revenues and income of any kind properly accrued during such period and derived, directly or indirectly, from the Hotel during such period including, without limitation, all revenues derived from the sale during such period of rooms and food and beverages (without taking into account any costs incurred in respect of such sales) and all rents or fees payable by subtenants and concessionaires in respect of such period (but not the gross receipts of subtenants or concessionaires) provided that the net proceeds (after deduction of the expenses of adjustment and collection) of use and occupancy or other similar insurance in respect of the Hotel shall be included only to the extent actually received during such period, as well as all of the other items listed under "Departmental Profit (Loss)" on Exhibit B hereto. There shall be excluded in determining Gross Receipts for any period (i) any sales or other excise taxes required by law to be collected from customers of the Hotel and remitted to the appropriate taxing authorities, (ii) ninety percent (90%) of any parking revenues collected by the Hotel or other revenues collected for payment to third parties as may be mutually agreed, such as security services reimbursements, or (iii) any interest earned on funds held in the operating accounts when not required (a) for the operation of the Hotel or (b) to be paid to Owner as Owner's Remittances.

     5.4   FUND FOR REPLACEMENT OF AND ADDITIONS TO FURNISHINGS AND
EQUIPMENT.

     (a) During each fiscal year Hyatt shall deposit, for each calendar month included in such fiscal year, an amount equal to two percent (2%) until the end of the second fiscal year, three percent (3%) until the end of the fourth fiscal year, four percent (4%) until the end of the fourteenth fiscal year, and five percent (5%) thereafter, of the Gross Receipts for such calendar month into a fund to be entitled "Fund for Replacement of and Additions to Furnishings and Equipment," which Fund shall be maintained on deposit by Hyatt in trust for Owner in an interest-bearing bank account. The monies in such Fund shall be the property of Owner. Interest earned during any period from the amounts in such Fund shall be excluded from the Gross Receipts for such period and in computing Available Cash Flow for such period and shall remain part of such Fund. To the extent that Hyatt shall be required to pay any income taxes on such interest as a fiduciary, the same shall be payable out of such Fund. In addition to such payments into such Fund, all proceeds from the sale of Furnishings and Equipment no longer needed for the operation of the Hotel shall also be paid into such Fund. Hyatt shall be entitled to withdraw from such Fund any amounts required to make contributions to the cost of replacements of, and additions to, the Furnishings and Equipment reasonably deemed by Hyatt to be necessary or desirable, and the items of Furnishings and Equipment so replaced or added shall be and become, forthwith upon acquisition and installation and without further act or action, the property of Owner and part of the Hotel. All such replacements and additions may be purchased by Hyatt at competitive prices from Rosemont. Any amounts remaining in such Fund at the termination or expiration of the Term shall be returned by Hyatt to Owner.

     (b) Hyatt shall not, without the approval of Owner, expend any monies for replacements of, or additions to, the Furnishings and Equipment in excess of the amount then existing in the Fund and, notwithstanding anything else to the contrary in this Agreement contained, Hyatt's obligations with respect to additions to, or replacements of, Furnishings and Equipment shall be excused to the extent that the amount in such Fund is inadequate to meet such obligations.

     (c) Anything in this Agreement to the contrary notwithstanding, Owner shall be obligated to make sufficient funds available to Hyatt so that the Hotel can be maintained at all times during the Term in accordance with the first-class hotel standard. In the event Owner makes funds available to Hyatt pursuant to this sub-section (i.e., to the extent the Fund is insufficient therefor) such sums ("Excess FFE Costs") shall be deducted in the year paid in the calculation of Available Cash Flow for purposes of determining the amount of Hyatt's Incentive Fee, but shall not be deducted in the calculation of Available Cash Flow for purposes of
Section 25 hereof.

SECTION 6. REPAIRS AND CHANGES; LEGAL REQUIREMENTS.

     6.1   REPAIRS AND MAINTENANCE.

     Except to the extent prevented by causes beyond its reasonable control (including Force Majeure Causes and the unavailability of funds from Owner), Hyatt shall, throughout the Term, take good care of the Hotel (other than such portions thereof as are leased to tenants who undertake a duty of repair and maintenance) and maintain the same in good order and condition and make all repairs thereto as may be necessary to maintain the first-class hotel standard. Provided, however, that Hyatt's responsibilities, as hereinabove stated in this Section, shall not include any matters relating to the structural integrity of the Hotel, any matters arising under any Environmental Laws (as defined in Section 9(b)), or other matters relating to defects in design, materials or workmanship in the construction of the Improvements (other than alterations or additions made by Hyatt pursuant to Section 6.3) which shall be the responsibility of Owner throughout the term of this Agreement.

     6.2   COMPLIANCE WITH LEGAL REQUIREMENTS.

     Except as herein limited or excused by the provisions of Section 3.1(d) hereof, Hyatt shall, throughout the Term, comply with all applicable requirements (the "Legal Requirements") of which Hyatt has knowledge under all laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction over the Hotel and Hyatt may, at its option, defend any actions, suits or other proceedings alleging non-compliance. Hyatt may, but only after approval by Owner (which approval shall not be unreasonably withheld), contest, by appropriate legal proceedings conducted in good faith, in the name of Hyatt or Owner, or both, the validity or application of any Legal Requirements. If Owner shall approve any such contest, Owner shall execute and deliver any appropriate documents which may be necessary or proper to permit Hyatt to prosecute such contest. Owner may, by notice to Hyatt, direct Hyatt to contest, or Owner may contest directly, any Legal Requirements which Hyatt may otherwise desire not to contest.

     Hyatt agrees to comply with the provisions of the so-called "Hilton Estoppel Certificate" dated June 16, 1988, as in effect as of the date hereof, and of the Ground Lease, to the extent such agreements and instruments relate to restrictions or conditions of operation of the Hotel, and any expense of compliance shall be deemed an ordinary operating expense of the Hotel. This sentence shall not create any direct right of enforcement against Hyatt (under any third party beneficiary theory or otherwise) by any party to such instrument or agreement. In the event Owner shall enter into a new ground lease with the MPA with respect to the Site, Hyatt shall have the right to approve any material changes in the obligations of Hyatt hereunder contained in said ground lease (which approval shall not be unreasonably withheld) and upon such approval, said instrument shall be deemed the Ground Lease hereunder.

     In connection with the operation of the Hotel, Hyatt shall exercise best efforts to achieve a workforce consisting of not less than twenty percent (20%) "Minority" employees (as hereinafter defined) in each job category. For purposes of this Section "Minority" employee shall mean a person with permanent residence in the United States who is Alaskan Native, Asian (including the subcontinent of India), Black, Cape Verdean, North American Indian, Pacific Island or Western Hemisphere Hispanic, as further defined hereinafter.

     CATEGORY                     DEFINITION

North American Indian or
  Alaskan Native                  All persons having origins in any of
the original peoples of North American, and who maintained cultural identification through tribal affiliations or community recognition.

Black                             All persons having origins in any of
the Black racial groups of Africa.

Asian or Pacific Islander         All persons having origins in any of
the original peoples of the Far East, Southeast Asia, the Indian
Subcontinent, or the Pacific Islands. This area includes, for example, China, India, Japan, Korea, the Philippine Islands and Samoa.

Western Hemisphere
Hispanic                          All persons of Mexican, Puerto Rican,
Cuban, Central or South American origin.

Cape Verdean                      All persons having origins in the Cape
Verde Islands.


     To the extent feasible and consistent with law, the Hotel's workforce shall also be structured to recognize preference to residents of communities impacted by the operation of the airport, to include East Boston, Chelsea, and Winthrop, Massachusetts. In accordance with the foregoing, Hyatt agrees to engage in the recruitment and training of personnel in a manner determined by Hyatt to be appropriate to achieve the best efforts goals of this paragraph.

     6.3   ALTERATIONS AND ADDITIONS.

     Except in order to comply with the Legal Requirements and except as hereinafter provided, Hyatt shall make no alterations, additions or improvements in or to the Improvements without the approval of Owner (which approval may be arbitrarily withheld). Notwithstanding the preceding sentence, (i) in the event any alterations, additions or improvements, structural or non-structural, shall be required in order that the Building be in compliance with applicable Legal Requirements, the same shall be the responsibility of Owner, and (ii) Hyatt shall have the right (without obtaining the approval of Owner, except as set forth in Section 3.5(d)), from time to time during the Term, to make voluntary alterations, additions or improvements in or to the Improvements (which shall become part thereof for the purposes of this Agreement) in order to improve the operation of the Hotel, provided that the aggregate amount which may be incurred in respect thereof during any fiscal year shall not exceed ten percent (10%) of the aggregate amount deductible under Section 5.4 for each of the calendar months included in such fiscal year.

SECTION 7. GENERAL COVENANTS OF HYATT AND OWNER.

     7.1   WORKING CAPITAL.
     Except as otherwise in this Agreement specifically provided, Owner shall, at all times during the Term, cause sufficient working capital funds to be on hand in the operating accounts to assure the timely payment of all current liabilities of the Hotel (including Hyatt's fees and the installments thereof payable under Section 4.2 hereof) and all other items entering into the calculation of Available Cash Flow (except for those items for which Hyatt is not responsible for making payment under Section
3.3 or otherwise), the uninterrupted and efficient operation of the Hotel at all times during the Term in accordance with the first-class hotel standard, and the performance by Hyatt of its other obligations hereunder. To the extent that additional funds are required such funds shall be provided by Owner within sixty (60) days after Hyatt has given Owner notice of such requirement. On the commencement of the Term, Owner shall have adequate funds in the operating accounts and there shall be on hand all necessary inventories of food, beverages and operating supplies; further, Owner shall have met all applicable Legal Requirements including, without limitation, the procurement of all liquor and other licenses required to meet such Legal Requirements.

     7.2   CHAIN SERVICES.

     Hyatt shall provide, or shall cause its affiliate to provide, in connection with the operation and for the benefit of the Hotel, those group benefits, services and facilities (hereinafter referred to collectively as "Chain Services") generally made available by Hyatt from time to time during the Term to hotels (which term, as used herein, does not include Hyatt Lodges or any hotel not operated under a name which includes the word "Hyatt") operated by Hyatt or its affiliates. Chain Services presently consists of (i) convention, business and sales promotion services (including the maintenance and staffing of Hyatt's home office sales force and of regional sales offices in various parts of the United States and the world), (ii) advertising, publicity and public relations services, (iii) food and beverage, personnel and other operational departmental supervision and control services, (iv) centralized reservations services currently located in Omaha, Nebraska, and (v) the making available of qualified personnel through the Hyatt employee training program. Neither Hyatt nor any of its affiliates shall charge or receive any profit in respect of any such Chain Services. Hyatt shall, however, be entitled to charge the operation of the Hotel and to be reimbursed for the Hotel's pro rata share of "Allocable Chain Expense." "Chain Expense" for any period shall include all costs incurred during such period by Hyatt or by any of its affiliates in respect of Chain Services other than the costs of food and beverage, personnel and other operational departmental supervision and control services. "Allocable Chain Expense" for any period shall mean all Chain Expense incurred during such period, reduced by any amounts which Hyatt or any of its affiliates shall be entitled to be paid in respect of Chain Services furnished during such period to hotels which are situated outside of the United States (whether or not opened to the public) or which are situated in the United States but are not opened to the public (for the reason that they are under construction or are otherwise being prepared for opening). The Hotel's pro rata share of Allocable Chain Expense for any period shall bear the same ratio of the Allocable Chain Expense for such period as the number of guest rooms in the Building bears to the average number of guest rooms in all hotels in the United States opened to the public and operated during such period by Hyatt or its affiliates.

     7.3   RIGHT OF INSPECTION AND REVIEW

     Owner and its duly authorized agents have the right to enter upon any part of the Hotel at all reasonable times during the Term for any purpose, including, without limitation, for the purpose of examining or inspecting the Hotel or examining or making extracts form the books and records of the Hotel operation, or for any other purpose which Owner, in its discretion, shall deem necessary or advisable, but the same shall be done in a manner reasonably fashioned to minimize interference and disruption of the Hotel's operations and to permit the discharge by Hotel personnel of their normal duties.

     7.4   FINANCIAL REPORTS.

     Hyatt shall deliver to Owner, within thirty (30) days after the end of each calendar month, an unaudited financial statement prepared from the books of account maintained by Hyatt and containing (i) a statement of current assets and current liabilities of the Hotel as of the end of such calendar month, (ii) a profit and loss statement showing the results of operation of the Hotel for such calendar month and for the Cumulative Period in respect of such calendar month and (iii) a statement of the Gross Receipts for such calendar month and such Cumulative Period. Within ninety
(90) days after the end of such fiscal year Hyatt shall deliver to Owner a financial statement for such fiscal year (herein referred to as the "Certified Financial Statement"), containing a statement of the current assets and current liabilities of the Hotel as of the end of such fiscal year, and a profit and loss statement showing the results of operation of the Hotel (including store rentals) for such fiscal year, with an opinion thereon after an audit by a duly licensed independent certified public accounting firm retained by Hyatt and approved by Owner. (Owner hereby gives approval to the firm of Laventhol &

Horwath if such firm is properly licensed to make such audit and give such opinion.) Such Certified Financial Statement shall set forth the Gross Receipts, the Available Cash Flow and the Annual Management Fee (broken down between the Basic Fee and the Incentive Fee) for such fiscal year.
The cost of such audit in respect of such Certified Financial Statement for a fiscal year shall be charged as an expense of the operation of the Hotel for the succeeding fiscal year. If the opinion of such independent certified public accounting firm with respect to the matters set forth in such Certified Financial Statement for a fiscal year shall be an unqualified opinion, then such Certified Financial Statement shall be conclusive upon the parties hereto with respect to such matters and shall be deemed to be a final determination of the Gross Receipts, the Available Cash Flow and the Annual Management Fee for such fiscal year, unless either party (the "Contesting Party") shall deliver notice to the other party (the "Non-Contesting Party") contesting such statement within a period of one year from the date of delivery of the statement. Upon receipt of any such notice the parties shall negotiate in good faith to resolve any such objection. If such matter remains unresolved sixty (60) days after the date of notice of objection the Contesting Party shall propose three independent certified public accounting firms of nationally recognized standing to resolve the matter and the Non-Contesting Party shall select one of the three firms proposed, whose decision shall be binding on both parties. Any fees charged by such accounting firm shall be paid by the

Contesting Party, unless the matter shall result in a net change of more than 5% from the amount of the Annual Management Fee as stated in the financial statements delivered pursuant to this Section 7.4, in which case the fees shall be paid by the Hotel and deducted in the computation of Available Cash Flow.

     7.5   OWNER'S COVENANTS AS TO TITLE.

     Owner covenants that the interest of Hyatt under this Agreement shall not be subject or subordinate to any ground or underlying leases, mortgages, deeds of trust, security agreements or other encumbrances affecting the Hotel except those which contain, or are subject to, a non-disturbance agreement, so-called, to the effect that this Agreement shall not be subject to forfeiture or termination except in accordance with the provisions hereof, notwithstanding a default, termination, foreclosure or exercise of a power of sale under such lease, mortgage, deed of trust, security agreement or other encumbrance or any obligation secured thereby, or to any other matters affecting title to the Hotel, except for non-delinquent real and personal property taxes and such other matters or encumbrances as may be shown as exceptions to title in that certain commitment for title insurance dated April 3, 1989, issued by Ticor Title Insurance, Policy No. 617963, and other matters not materially affecting the operation of the Hotel by Hyatt. Owner further covenants that, so long as Hyatt shall not be in default hereunder, Hyatt shall be entitled to operate the Hotel for the Term, and Owner shall, at no expense to Hyatt, undertake and prosecute all reasonable and appropriate actions, judicial or otherwise, required to assure such right of operation to Hyatt.

     Owner agrees that it shall, throughout the Term:

           (a) Keep and maintain, or cause to be kept and maintained, any leases covering real or personal property or other agreements necessary to the ownership or control of the Hotel, or any part thereof, in full force and effect and free from material default, and in this connection Owner shall pay and discharge, or cause to be paid and discharged, any ground rents or other rental payments or other charges payable by Owner in respect of the Hotel;

           (b) Maintain, or cause to be maintained, in good standing and free from any material default, any and all mortgages affecting the Hotel (but no additional rights against Owner are hereby created in favor of any mortgagee under such mortgage); and

           (c) Observe, or cause to be observed, and comply with, or cause to be complied with, any and all other liens, encumbrances, covenants, charges, burdens or restrictions pertaining to the Hotel or any part thereof, none of which shall, however, materially and adversely affect the operation of the Hotel by Hyatt.

     7.6   PAYMENT OF TAXES.

     During the Term, Owner shall, prior to delinquency, pay to the appropriate municipal authorities all real and personal property taxes assessed against the Hotel (or other payments in lieu thereof) to the extent that the same are properly allocable to the Term. Such property taxes or payments for any period which includes the Opening Date or the date on which the Term shall expire or otherwise terminate shall be prorated and only the portion of such payments or property taxes applicable to the Term shall be deductible under Section 5.2(e).

SECTION 8.  INSURANCE

     8.1   INSURANCE TO BE MAINTAINED PRIOR TO THE COMMENCEMENT OF TERM.

     Owner shall, at all times prior to the Opening Date and at no cost to Hyatt, procure and maintain with responsible and properly licensed companies (i) public liability and indemnity and property insurance in respect of the Hotel fully protecting both Owner and Hyatt against loss or damage arising in connection with the construction, furnishing and equipping of the Hotel and the pre-opening activities of Hyatt hereunder and (ii) adequate insurance for the full insurable value of the Hotel against all risk of direct physical damage, including but not limited to fire and extended coverage, boiler and machinery, and builder's risk insurance, and such other risks and perils for which insurance is customarily provided for hotels of similar character during the period of construction and completion. Prior to the Opening Date Hyatt shall maintain workers' compensation insurance (at Owner's sole cost and expense, which expense shall not be deemed included within the pre-opening budget). All liability and indemnity policies evidencing such insurance shall name Hyatt as an additional insured thereunder by means of the following endorsement:

     "Additional Insured Endorsement:
           Hyatt Corporation and all affiliated, associated, proprietary, or subsidiary companies, partnerships, and trusts as they may now exist or exist hereafter and any firm name, trade name, or style under which they may operate: EXCEPT Hyatt Medical Enterprises, Inc., Hyatt Management Corporation and HMC Management Corporation."


     8.2   INSURANCE TO BE MAINTAINED DURING TERM.

     Owner shall maintain, at all times during the Term, the following insurance respecting the Hotel in amounts and with responsible and properly licensed companies as approved by Hyatt (such amounts shall in no event be less than the amounts required under any mortgage, deed of trust or security agreement affecting the Hotel):

           (a) Public liability insurance for injury to or death of persons and damage to or loss of property, with endorsements including coverage for those risks listed in Exhibit C attached hereto and hereby made a part hereof;

           (b) Insurance against all risk of direct physical loss, including but not limited to, fire and extended coverage including business interruption, boiler and machinery coverage including use and occupancy, and such other risks and perils with respect to which insurance is customarily carried by Hyatt for hotels of similar character; and

           (c) Such other insurance as Hyatt shall deem necessary for protection against claims, liabilities and losses arising from the operation of the Hotel.

     Hyatt shall maintain, at all times during the Term (but at Owner's sole cost and expense), workers' compensation insurance, including employers' liability and a broad form "all states" endorsement or similar insurance as may be required by law, and crime and fidelity insurance against dishonest acts by employees and others, in amounts and with such responsible and properly licensed companies as shall be determined by Hyatt.

     All policies evidencing the foregoing insurance shall name Owner as the principal insured and shall name Hyatt, its directors, officers, employees and agents and (if required by Owner) any mortgagee of the Hotel as additional insureds thereunder.

     Whenever Owner is about, or proposes, to purchase any insurance policy or policies required under this Section 8.2, Owner shall invite a bid from Hyatt (the "Hyatt bid") covering such policy or policies and prepared by Hyatt's insurance broker or adviser. The Hyatt bid may be based upon self-insurance (as described in Section 8.5) or providing all or part of the insurance in question under a blanket policy insuring, in addition to the Hotel, other hotels operated by Hyatt or its affiliates, in which event the insurance premiums to be included in the Hyatt bid shall be those properly allocable to the Hotel, as determined in good faith by the insurance carrier or carriers involved. Owner shall have no obligation to accept the Hyatt bid.

     8.3   NOTICE OF CANCELLATION OR CHANGE.

     All insurance policies required to be carried hereunder shall, to the extent obtainable, have attached thereto an endorsement that the same shall not be cancelled or changed without at least thirty (30) days' prior written notice to all named insureds and additional insureds.

     8.4   EVIDENCE OF INSURANCE COVERAGE.

     For the purpose of evidencing compliance with the provisions of this
Section 8, Owner shall from time to time furnish to Hyatt certified duplicate policies of all insurance required to be maintained by Owner pursuant to this Section 8.

     8.5   SELF-INSURANCE.

     Owner understands that Hyatt customarily and in the course of managing the hotels in its chain, self-insures and assumes the risk of certain losses and liabilities and places certain coverage with an affiliated insurance carrier. Subject to the next succeeding paragraph, Owner agrees that Hyatt may, in submitting the Hyatt bid, be a self-insurer of all or any of the risks described in this Section 8, or may place coverage with such affiliated carrier, so long as such self-insurance or coverage is consistent in type and amount with Hyatt's self-insurance or coverage practices at other hotels, and is satisfactory to Owner's mortgage lender and any other party which is required, under the terms of any agreement with Owner, to approve such coverage.

     In the event that Hyatt self-insures, it will carry insurance, in customary amounts, above the self-insured deductibles protecting Owner and Hyatt. Owner shall be named as an additional insured in said policies.

     8.6   WAIVER OF RIGHT OF SUBROGATION.

     Whether Owner or Hyatt shall provide the insurance required by this
Section 8, any such policies will provide that the insurer's right of subrogation shall be waived in favor of the party not providing the insurance.

SECTION 9. INDEMNIFICATION OF OWNER.

     To the extent that Owner shall not be fully covered by insurance, Hyatt will indemnify Owner and hold it harmless from any damages, liability, cost, claim or expense, including attorneys' fees, arising out of or in connection with the operation of the Hotel or Hyatt's operations other than at the Hotel. The costs of such indemnity shall be borne as follows:

           (a) If the damage, liability, cost, claim or expense is attributable to Hyatt's gross negligence, willful misconduct, willful violation of any Legal Requirements or breach of this Agreement (other than Hyatt's covenant to comply with the Legal Requirements), the cost of such indemnification shall be borne solely by Hyatt and shall not be paid from the operating accounts;

           (b) If the damage, liability, cost, claim or expense is attributable to any other reason or cause, the cost of such indemnification shall be paid by Hyatt out of the operating accounts and may be charged against the Available Cash Flow.

     Hyatt's obligations under this Section 9 shall not include any losses, expenses or damages arising from any matters relating to the structural integrity of the Hotel or other matters relating to defects in design, materials or workmanship in the construction of the Hotel (other than alterations or additions made by Hyatt pursuant to Section 6.3) or the existence (prior to the Opening Date) of "hazardous substances" or "hazardous wastes" as defined in Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42USC Section 9601, et seq., or The Resource Conservation and Recovery Act, as amended, 42USC Section 6901 et seq., or similar state environmental laws or subsequent federal or state legislation of a similar nature which may be enacted form time to time ("Environmental Laws"), all of the foregoing being Owner's sole respon-sibility. Hyatt shall notify Owner of the existence of any violation of Environmental Laws of which it has actual knowledge and shall, except in the case of any emergency, not take any remedial action or incur any cost or expense unless Owner shall after notice fail to commence and proceed with reasonable diligence to remedy same. Nothing herein, however, shall be deemed to impose or create an obligation on Hyatt's part to take any such remedial action. Owner shall provide Hyatt with copies of any and all reports received by Owner with respect to any such matters. Owner shall fully indemnify Hyatt from and against any loss, cost, expense or liability, including attorney's fees arising from any of the foregoing matters in this grammatical paragraph, which expense of indemnification shall not be deducted in computing Available Cash Flow. The provisions of this Section 9 shall survive the expiration or earlier termination of this Management Agreement.

SECTION 10.  DAMAGE TO AND DESTRUCTION OF HOTEL.

     10.1  OWNER'S DUTY OF RESTORATION.

     If the Hotel, or any portion thereof, shall be damaged or destroyed at any time or times during the Term by fire or any other casualty Owner, at no expense or risk to Hyatt, shall (provided the Owner's lenders or MPA, as the case may be, allows the proceeds of insurance to be used for restoration) using due diligence and dispatch, repair, rebuild or replace the same (such repairing, rebuilding or replacing being herein called "restoration") so that after such restoration the Hotel shall be substantially the same as prior to such damage or destruction, and all proceeds of insurance shall be made available to Owner for this purpose; provided that Hyatt shall have the right to ensure that such proceeds of insurance shall be applied to such restoration, subject to the rights of any lender or MPA, its successors or assigns under the terms of any third party mortgage loan of Owner or the Ground Lease (the relevant provisions of which are attached hereto as Exhibit D).

     10.2  OWNER'S ELECTION NOT TO RESTORE.

     Anything in Section 10.1 to the contrary contained notwithstanding, if in connection with any casualty, the cost of restoring the Hotel shall equal to exceed (x) twenty-five percent (25%) of the replacement cost thereof immediately prior to such casualty if such casualty shall be covered by insurance or (y) ten percent (10%) of such replacement cost if such casualty shall not be covered by insurance, or (ii) Owner elects to terminate the

Ground Lease pursuant to the provisions thereof with respect to casualty or condemnation, then, and in either event, Owner shall have an election exercisable by notice to Hyatt, given within ninety (90) days from the occurrence of such casualty, not to restore the Hotel and to terminate this Agreement; provided, however, if at any time after any termination pursuant to this Section 10.2, Owner shall elect to rebuild or restore a first-class hotel on the Site, it shall so notify Hyatt in writing, and Hyatt shall have the right exercisable by written notice to Owner delivered at any time within thirty (30) days following receipt of such notice (but shall not be obligated) to elect to manage and operate the said hotel. In the event Hyatt elects to exercise its right to manage or restore or rebuild any hotel on the Site as provided in the proceeding sentence, then, notwithstanding any previous termination of this Agreement, this Agreement, and the rights and obligations of the parties hereto, shall continue in full force and effect with respect to the restored or rebuilt hotel for all the rest and remainder of the Term (computed from the opening date of the rebuilt or restored hotel).

SECTION 11.  INTEREST ON OVERDUE SUMS.

     If either party (the "defaulting party") shall fail to pay, when due, to the other party (the "non-defaulting party") any sum payable to the latter hereunder, then the defaulting party shall, without notice to or demand upon it, be liable to the non-defaulting party for the payment of such sum together with interest thereon at the rate of (1) "Prime" plus 1% per annum or (ii) the maximum rate of interest allowed by law, whichever shall be less, from the date when such sum shall become due to the date of actual payment. For the purposes hereof, "Prime" shall mean the rate per annum announced from time to time by The First National Bank of Chicago as its prime or equivalent rate of interest.

SECTION 12. EVENTS OF DEFAULT.

     The following shall constitute events of default hereunder:

           (1) The failure of either party (the "defaulting party") to pay to the other party (the "non-defaulting party") any sum which may become due hereunder within thirty (30) days after receipt by the defaulting party of a notice from the non-defaulting party specifying such failure; or

           (2) The failure by either party (the "defaulting party") to perform, keep or fulfill any of the terms, covenants, undertakings, obligations or conditions set forth in this Agreement other than those referred to in the foregoing paragraph (1), and the continuance of such failure for a period of thirty (30) days after receipt by the defaulting party of notice thereof from the other party hereto (the "non-defaulting party") specifying such failure; or, in the event such failure is of a nature that it cannot, with due diligence and in good faith, be cured within thirty (30) days and such defaulting party fails to proceed promptly and with due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure with due diligence and in good faith (it being intended that, in connection with a failure not susceptible of being cured with diligence and in good faith within thirty (30) days, the time of such defaulting party within which to cure the same shall be extended for such period as may be necessary for the curing thereof with due diligence and in good faith).

     If an event of default shall occur, the non-defaulting party may give to the defaulting party notice of intention to terminate the Term after the expiration of a period of sixty (60) days from the date of such notice and, upon the expiration of such period, the Term shall expire. Such termination shall be without prejudice to any right to damages which the non-defaulting party may have against the defaulting party under applicable law.

SECTION 13.  TRADE NAME.

     During the Term that Hotel shall at all times be known and designated as "Harborside - A Hyatt Conference Center and Hotel", except as may otherwise be mutually agreed upon by Owner and Hyatt. Hyatt represents and warrants to Owner that Hyatt has the legal right to use each of the names "Hyatt" and "Regency" (herein called the "protected names") either alone or in conjunction with another word or words. Owner acknowledges that each of the protected names, when used either alone or in conjunction with any other word or words, is the exclusive property of Hyatt. Furthermore, Owner agrees that no right or remedy of Owner for any default of Hyatt hereunder, nor the delivery of possession of the Hotel to Owner upon the expiration or sooner termination of the Term, nor any provision of this Agreement, shall confer upon Owner, or any transferee, assignee or successor of Owner, or any person, firm or corporation claiming by or through Owner, the right to use either of the protected names, either alone or in conjunction with any other word or words, in connection with the use or operation of the Hotel or otherwise (except in accordance with the express terms of this Agreement), and Owner hereby covenants and agrees on its own behalf and on behalf of any such transferee, assignee or successor, not to use any of the protected names, either alone or in conjunction with any other word or words, in connection with the use or operation of the Hotel, or otherwise. In the event of any breach of this covenant by Owner, Hyatt shall be entitled to damages, to relief by injunction, and to all other available legal rights or remedies, and this provision shall be deemed to survive the expiration or sooner termination of the Term.

SECTION 14.  SUCCESSORS AND ASSIGNS.

     14.1  ASSIGNMENT BY HYATT.

     Hyatt shall have the right to assign its rights and obligations under this Agreement, without the consent of Owner, to any affiliate or to any assignee who also acquires all, or substantially all, of the assets of Hyatt and assumes its obligations, including those hereunder. In such latter event, Hyatt's liability hereunder shall terminate upon such assignment, but in the event of such an assignment to an affiliate Hyatt shall continue to be liable under this Agreement to the same extent as though such assignment had not been made. Except as hereinabove provided, Hyatt shall not assign its rights and obligations under this Agreement without the approval of Owner. In the event that Hyatt shall assign its rights and obligations under this Agreement to any affiliate (the "assignee affiliate"), as hereinbefore provided, then the sale by Hyatt or by an affiliate of controlling interest in such assignee shall constitute an assignment of Hyatt's interest requiring Owner's approval, as provided in the immediately preceding sentence, except for a sale which is part of a sale of all, or substantially all, of the assets of Hyatt to an assignee who assumes its obligations, including those hereunder (in which case, any contingent liability of Hyatt hereunder shall terminate upon such sale). A "controlling interest" in an affiliate refers to shares of capital stock representing more than fifty percent (50%) of the voting power of such affiliate.

     It is understood and agreed that any approval given by Owner to any assignment shall not be deemed a waiver of the covenant herein contained against assignment in any subsequent case. Any assignee who succeeds to the interest of Hyatt hereunder (or to the interest of any assignee of Hyatt hereunder) shall be deemed to be Hyatt hereunder for all purposes. The term "affiliate", as used herein, shall mean a corporation included in an "affiliated group" as that term is defined in Section 1504(a) of the Internal Revenue Code as presently in effect and of which Hyatt, or its direct or indirect parent corporation, is the common parent corporation.

     14.2  ASSIGNMENT BY OWNER.

     Owner shall have the right to sell, hypothecate or convey the Hotel or any portion thereof, or to assign or pledge its interest in this Agreement, without the prior approval of Hyatt; provided that such sale, conveyance, hypothecation, pledge or assignment shall (i) be to a person or entity which has the financial ability to perform the obligations of Owner hereunder and enjoys a reputation for honesty and integrity in business dealings and is generally held in high esteem in the business community, and (ii) not be to any person or entity who is in the business of, or who is controlled by or under common control with any person or entity who is in the business of hotel management or is a franchisor of hotel management and related services (not, for these purposes, including any person or entity which engages solely in hotel ownership or investment). Any sale, hypothecation, conveyance, pledge assignment not satisfying the aforesaid criteria shall require Hyatt's approval unless the transaction includes the pledge of this Agreement for collateral purposes to any mortgage lender which has satisfied the requirements of Section 7.5 hereof or to MPA, its successors or assigns, which assignment or pledges do not in either instance require Hyatt approval. Any approved assignee shall expressly assume in writing the obligations of Owner hereunder.

     For the purposes of this Agreement, an assignment of this Agreement shall be deemed to have occurred, if, within any twelve-month period, there is a transfer of more than ten percent (10%) of the beneficial ownership of Owner other than by bequests, devise or transfers under laws of intestacy. Notwithstanding the foregoing, a transfer to any of the following persons or entities shall not be deemed an assignment for purposes of this Section 14.2: (i) any current partner of Owner and any partner or shareholder in such partner (the "Existing Owner") (as listed on Schedule A hereto); (ii) an affiliate of any Existing Owner or any trust for the primary benefit of such Existing Owner or members of the family of such Existing Owner; or
(iii) any transfer pursuant to certain agreements and any amendments, modifications or extensions thereof with Macomber Properties Limited L.P. for the benefit of certain trusts currently represented by Aldrich, Eastman & Waltch, Inc. wherein the trusts have the right, under certain circumstances, to become beneficial owners of a majority of limited partnership interests in Owner and all of the stock of one of Owner's general partners or to become a 50% partner of Macomber Properties Limited L.P.

     14.3  BINDING ON SUCCESSORS.

     The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in

Interest and the assigns of the parties hereto with the same effect as if mentioned in each instance where the party thereto is named or referred to.

SECTION 15.  NOTICES.

     All notices to be given hereunder shall be given in writing and shall be deemed given when delivered by messenger or by the U.S. mails (and, if mailed, shall be deemed received two (2) business days after the postmarked date thereof), with postage prepaid, registered or certified, and, if intended for Owner, delivered or addressed to:

           Logan Harborside Associates II
             Limited Partnership
           c/o Macomber Development Associates
           One Main Street
           Cambridge, Massachusetts  10242

           and

           Bowditch & Dewey
           311 Main Street
           Worcester, Massachusetts 01608-1552

           Attn:  Jane V. Hawkes, Esq.

     and if intended for Hyatt, delivered or addressed to:

           Hyatt Corporation
           Madison Plaza
           200 West Madison Street
           Chicago, Illinois  60606

           Attention:  General Counsel

Either party hereto may change the address for notices hereunder by such party giving notice of such change to the other party hereto in the manner hereinabove provided. If Hyatt is given the name and address of any mortgagees, it will give copies of all notices given to Owner to such mortgagees, in the manner set forth in this
Section 16.

SECTION 16.  APPROVALS.

     If a party shall desire the approval of the other party hereto to any matter, such party may give notice to such other party that it requests such approval, specifying in such notice the matter as to which such approval is requested and reasonable detail respecting such matter. If such other party shall not respond negatively in writing (any disapproval shall contain the reasons for such disapproval and the manner in which approval may be obtained) to such notice within fourteen (14) days after receipt thereof, such other party shall be deemed to have approved the matter referred to in such notice.

SECTION 17.  FURTHER INSTRUMENTS.

     Each party hereto shall execute and deliver all such appropriate supplemental agreements and other instruments (including estoppel certificates) and take such other action as may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the parties hereto and as against third parties, or as the other party may reasonably request.

SECTION 18.  INDEMNIFICATION OF HYATT.

     (a) During the Term and upon termination of this Agreement, whether by lapse of time or otherwise, Owner shall indemnify and hold harmless Hyatt and its directors, officers, employees and agents from and against any and all liability, loss, damages, costs and expenses ("Liabilities") arising out of, or incurred in connection with the management and operation of the Hotel, except those caused by the gross negligence, willful misconduct or willful violations of Legal Requirements by Hyatt or its employees or agents occurring during the Term.

     (b) With regard to Liabilities arising out of, or relating to, the provisions of the Employee Retirement Income Security Act of 1974 and/or the Multi-Employer Pension Plan Amendments Act of 1980 (MEPPA) or the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Owner shall indemnify and hold harmless Hyatt and its directors, officers, employees and agents from and against (i) any withdrawal liability (as described in Section 4201 of MEPPA) incurred in connection with the discontinuance of contributions to any Multi-Employer Pension Plan to which Hyatt may make contributions on behalf of persons employed at the Hotel pursuant to the provisions of an applicable collective bargaining agreement, but only to the extent that such withdrawal liability is attributable to benefits accrued by employees of Hyatt in respect to services performed on behalf of the Hotel, (ii) any other Liabilities arising out of, or relating to, any other funding provisions of said Statutes unless such Liabilities are due to the gross negligence or willful misconduct of Hyatt, (iii) any costs, expenses, liabilities or losses incurred by Hyatt in connection with compliance, after the date of any expiration or termination of the Management Agreement of obligations imposed under COBRA in respect of the Hotel, and (iv) any fines, interest, excise taxes or penalties which may be assessed against Hyatt in respect of the operation and administration of any employee benefit plan to the extent attributable to such plans made available to employees of the Hotel unless such fines, interest, exise taxes or penalties are due to the gross negligence or willful misconduct of Hyatt.

SECTION 19.  APPLICABLE LAW.

     This Agreement shall be governed in all respects by the internal laws of The Commonwealth of Massachusetts.

SECTION 20.  PAYMENT OF AMOUNTS DUE TO HYATT.

     If, pursuant to the terms of this Agreement, the Term and Hyatt's management of the Hotel are terminated, Owner's obligations to pay to Hyatt any other amounts due to Hyatt hereunder, shall survive such termination and shall continue until all such amounts, with interest, are paid in full.

If such termination is the result of condemnation of, or a casualty to the Hotel, these amounts due to Hyatt shall be paid out of any condemnation award or insurance proceeds available to Owner after satisfaction of the holder of any mortgage, except as may be otherwise required by the Ground Lease.

     If the condemnation award or any insurance proceeds are insufficient, Owner shall be obligated to pay all such amounts to Hyatt from other funds of Owner.

SECTION 21.  SURVIVAL AND CONTINUATION.

     Notwithstanding the termination of the Term or Hyatt's management of the Hotel in accordance with this Agreement, all terms, provisions and obligations of either party contained herein, which in order to give them effect and accomplish their intent and purpose need to survive such termination (e.g., Sections 18 and 20) shall, by agreement between Owner and Hyatt, survive and continue until they have been fully satisfied or performed.

SECTION 22.  HYATT APPROVALS.

     Owner and Hyatt agree that in each instance in this Agreement or elsewhere wherein Hyatt is required to give its approval of plans, specifications, budgets and/or financing, no such approval shall imply or be deemed to constitute an opinion by Hyatt, nor impose upon Hyatt any responsibility for the design or construction of building elements, including but not limited to structural integrity or life/safety requirements or adequacy of budgets and/or financing or the compliance with Environmental Laws. The scope of Hyatt's review and approval of plans and specifications is limited solely to the adequacy and relationship of spaces and esthetics of the Improvements for use as a hotel.

     All review and approvals by Hyatt under the terms of the Management Agreement are for the sole and exclusive benefit of Hyatt and no other person or party shall have the right to rely on any such reviews or approvals by Hyatt. Hyatt shall have the absolute right, in its sole discretion, to waive any such reviews or approvals as a condition to its performance under the Management Agreement.

SECTION 23.  SALE OF SECURITIES.

     In the event Owner, or any person controlling Owner, shall, at any time, sell or offer to sell any securities issued by Owner through the medium of any prospectus or otherwise, it shall do so only in compliance with all applicable federal and state securities laws, and shall clearly disclose to all purchasers and offerees that (i) neither Hyatt nor any of its officers, directors, agents or employees shall in any way be deemed an issuer or underwriter of said securities, and that (ii) Hyatt and said officers, directors, agents and employees have not assumed and shall not have any liability arising out of or related to the sale or offer of said securities, including, without limitation, any liability or responsibility for any financial statements, projections or other financial information contained in any prospectus or similar written or oral communication.
Hyatt shall have the right to approve any description of Hyatt, or any description of this Agreement or of Owner's relationship with Hyatt hereunder, which may be contained in any prospectus or other communication, and Owner agrees to furnish copies of all such materials to Hyatt for such purpose not less than twenty (20) days prior to the delivery thereof to any prospective purchaser. Owner agrees to indemnify, defend and hold Hyatt, and its officers, directors, agents and employees, free and harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the sale or offer of any securities of Owner.

SECTION 24.  CONFIDENTIALITY; COOPERATION.

     All information regarding the Hotel not otherwise in the public domain by publication or otherwise shall be received and maintained by Hyatt in a confidential manner and shall not be disclosed to any third party without the prior written consent of Owner. Owner agrees that it will hold confidential all information relating to Hyatt and its operating procedures and policies. Further, Owner agrees that it will not, without the prior written consent of Hyatt, disclose any of the terms or provisions of this Agreement, except pursuant to court order or to MPA, potential lenders or equity investors with whom Owner is engaged in negotiations, or to Owner's lawyers, accountants or other similar consultants or professionals on an "as needed" basis. The foregoing obligations shall survive the termination of the Term of this Agreement by expiration or otherwise. Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit Hyatt from disclosing any such information to reputable statistical computation firms who agree not to disclose the identity of the

Hotel with respect to such confidential information or to other persons when such disclosure is necessary in order to perform Hyatt's obligations hereunder.

     Upon any termination of the Term hereof by expiration or otherwise, the parties shall cooperate with one another in good faith so as to promote an orderly transition of the management and operations of the Hotel; provided, however, that nothing contained herein shall be deemed to vest in Owner any rights to continue to use the name "Hyatt" or any supplies incorporating such name or other proprietary materials of Hyatt post-termination.

SECTION 25.  LIMITED RIGHT OF OWNER TO TERMINATE.

     25.1  CERTAIN DEFINITIONS.

     For proposes of this Section 25 (or any other Section of this Agreement which makes reference to the definitions contained in this
Section 25), the following terms shall have the meanings indicated below:

           "ACHIEVED ROOM FACTOR" shall mean the product of (i) the average daily occupancy rate for the hotel in question by (ii) the average daily room rate achieved by such hotel during the fiscal year in question, as determined (with respect to the Hotel) by Hyatt's regular monthly statements.

           "ACTUAL GOP" shall mean the Gross Operating Profit for the Hotel determined in accordance with the Sixth

     Edition as provided in 5.2 hereof for each fiscal year in question.

           "ASSUMED GOP" shall mean the product of Assumed Gross Receipts and the fraction whose numerator is Actual GOP and whose denominator is Gross Receipts.

           "ASSUMED GROSS RECEIPTS" shall mean the product of (i) Target Room Factor, (ii) 365 (days in a year), (iii) number of rooms in the Hotel, and (iv) the fraction whose numerator is Gross Receipts and whose denominator is the Hotel's actual Room Revenue as shown on the Hotel's certified financial statements.

           "COMPARABLE HOTELS" shall mean the Airport Hilton (Logan International Airport), the Ramada on Route 1, Boston, Massachusetts and the Meridien in Boston or such other hotels as Owner and Hyatt shall mutually designate during the Term as being comparable to the Hotel, it being acknowledged by the parties that a hotel would be a "Comparable Hotel" to the Hotel if it met the first-class hotel standard, was of a comparable size as to number, size and quality of guest rooms and public spaces and facilities and finishes and furnishings thereof, and was operated by a manager in the business of operating first-class hotels; provided, however, it is acknowledged that no hotel could be a Comparable Hotel to the Hotel unless it were located in either the Restricted Area or the Exclusive Area (as defined in Section 26), and was subject to the same general market conditions as is the Hotel and was of approximately the same age as the Hotel. In determining which hotels are most Comparable Hotels to the Hotel, such factors shall be taken in account as shall be necessary to effectuate the intended purpose of the foregoing provisions. In the event the parties shall be unable to mutually agree as to the identity of the Comparable Hotels from time to time, such dispute shall be resolved by the Information Source, taking into account the foregoing factors.

           "GOP DEFICIENCY" shall mean "Assumed GOP" less the Actual GOP for each fiscal year in question.

           "INFORMATION SOURCE" shall mean any one of Laventhol & Horwath, Pannell Kerr & Forester, Kenneth Leventhal & Co., David Berins & Co., as Owner shall choose (and upon choosing, Owner shall notify Hyatt) or any other hotel consulting group or firm of that caliber which is mutually acceptable to Hyatt and Owner.

           "TARGET ROOM FACTOR" shall be 95% of the weighted average (by number of rooms) of the Achieved Room Factor for each of the Comparable Hotels.

     25.2  TERMINATION RIGHT.

     Owner will have the right to terminate this Agreement if for any two
(2) consecutive fiscal years, the first of which shall be not earlier than the sixth (6th) fiscal year following the Opening Date, (i) the Achieved Room Factor for the Hotel for each such two (2) consecutive fiscal years is less than the Target Room Factor in each of those years, and (ii) Available Cash Flow (determined for purposes of this Section 25 without deduction of (i) lease and rental charges referred to in the last paragraph of Section 5.2 hereof of (ii) Excess FF&E Costs) for each of such two (2) consecutive fiscal years shall be less than the Target Amount. Any fiscal year in which Owner has failed to approve Hyatt's Marketing Plan not later than ninety (90) days after commencement of such fiscal year shall be deemed a year in which actual Achieved Room Factor for the Hotel was equal to the Target Room Factor.

     25.3  REQUEST FOR DETERMINATION.

     Within ninety (90) days after the end of the seventh (7th) fiscal year, and each fiscal year thereafter, Hyatt shall deliver to Owner financial reports in accordance with Section 7 of this Agreement which will be used as a basis for the application of this Section. Owner shall have a forty-five (45) day period following the delivery of the financial statements in which to request, by notice to Hyatt (the "Request Notice"), a determination of the Achieved Room Factor and the Target Room Factor for the Comparable Hotels if the Available Cash Flow (as stated in the financial reports delivered pursuant to said Section 7) was less than the Target Amount for the two (2) immediately preceding consecutive fiscal years. If the Request Notice is not delivered within forty-five (45) days such right to request a determination and to terminate shall expire until the same conditions occur in two (2) consecutive fiscal years, the first of which years may include such immediately preceding year for which the Request Notice was not delivered. Any fiscal year in which the operation of the Hotel was materially and adversely affected by one or more Force Majeure Causes (it being conclusively deemed to be a material effect if more than 20% of the Hotel is not usable for more than thirty (30) days as a result of one or more Force Majeure Causes) shall for the purpose of this Section 25 be deemed a year in which Available Cash Flow equalled the Target Amount.

     After receipt of a Request Notice from Owner, Owner shall notify the selected Information Source which shall then proceed to determine the Achieved Room Factor and the Target Room Factor for the Comparable Hotels, all in accordance with the provisions hereof and shall report the results thereof to Owner and Hyatt simultaneously. All costs and expenses incurred in connection with such determination shall be deemed a Hotel expense and paid from the operating accounts. Absent fraud or manifest error, the decision of the Information Source as to such matters shall be binding and conclusive on Hyatt and Owner.

     If Owner shall send a Request Notice on a timely basis, it shall, upon receipt of the report from the Information Source, have the right, if the conditions set forth above in the first grammatical paragraph of subsection 25.2 shall have been satisfied, to give written notice (a "Termination Notice") to Hyatt of its irrevocable intent to terminate this Agreement upon not less than 60 days notice. If such Termination Notice is not received by Hyatt within sixty (60) days after receipt of the report from the

Information Source, Owner's right to terminate the Agreement pursuant to this Section shall lapse until the same conditions occur in two subsequent consecutive fiscal years, the first of which years may include the immediately preceding fiscal year for which the Termination Notice was not so received.

     25.4  HYATT CURE LOANS.
     Following receipt of Owner's Termination Notice, Hyatt shall have the right to "cure" such deficiency and extinguish Owner's right of termination for such two (2) consecutive fiscal years by advancing to the Owner in the form of a loan (on or before the sixtieth (60th) day following receipt of the Termination Notice) an amount (the "Hyatt Cure Loan") equal to the GOP Deficiency for either of the two (2) fiscal years in question. An example of the calculation of GOP Deficiency is set forth in Schedule B hereto. If Hyatt has so "cured" such deficiency, the year which has been cured shall, for all purposes under this Section 25, be deemed a year in which Achieved Room Factor for the Hotel was equal to the Target Room Factor.

     Hyatt Cure Loans shall accrue interest on an annual compounded basis equal to Prime and such interest and principal shall be payable (first as to interest and then as to principal) out of a percentage (as determined in the next sentence) of Owner's share of Available Cash Flow, in any fiscal year in which Available Cash Flow exceeds the Target Amount, and, if not sooner paid shall, at the option of Hyatt, become immediately due and payable as provided in Section 25.5. The percentage of Owner's share of

Available Cash Flow which shall be utilized for payment of Hyatt Cure Loans (with interest) shall equal the percentage of the aggregate GOP Deficiency for all fiscal years in question "cured" by Hyatt.

     Hyatt's right to extinguish Owner's termination rights hereunder by advancement of Hyatt Cure Loans shall be exercisable on only two (2) occasions. Thereafter, Hyatt shall be entitled to extinguish Owner's termination rights hereunder only by contributing to Owner the amount of the GOP Deficiency for either of the two (2) consecutive fiscal years in question. Hyatt shall have no right to repayment of any such contribution, nor shall any such contribution entitle Hyatt to any equity interest in Owner. However, any year as to which such contribution is made shall, for all purposes under this Section 25, be deemed a year in which the Achieved Room Factor for the Hotel was equal to the Target Room Factor.

     25.5  IMMEDIATE PAYMENT OF ALL HYATT CURE LOANS.

     The Hyatt Cure Loans, together with accrued interest thereon, and all other amounts due to Hyatt hereunder shall, at the option of Hyatt, become immediately due and payable in full upon the following:

           (a) either (i) within one hundred twenty (120) days if Hyatt is the terminating party or (ii) within sixty (60) days if Owner is the terminating party, after notice of any impending termination or cancellation of this Agreement (as distinguished from the expiration of the Term hereof in the ordinary course in which case all such payments shall be due immediately) upon exercise by a party of a right of termination herein provided or otherwise, regardless of cause or reason; provided, however, that payment thereof not less than thirty (30) days prior to the effective date of termination shall be a condition precedent to any termination of this Agreement by Owner;

           (b) a default by Owner under any mortgage resulting in the acceleration of the mortgage debt or the commencement of any proceedings by mortgagee to foreclose upon the Hotel;

           (c) a default under any ground lease affecting the Hotel which results in the ground lessor's commencing any proceedings to terminate the ground lease and take possession of the Hotel;

           (d) upon any sale, transfer, assignment or conveyance by the Owner (or other person specified below) of (i) any of its interest in the Management Agreement (except for collateral assignments resulting from mortgage financing of the Hotel approved by Hyatt under Section 1.9 hereof and subsequent refinancings thereof from time to time approved by Hyatt, subject to the provisions of Section 25.5(f) below), or a collateral assignment to MPA, (ii) all or any part of the Hotel (excluding the sale of items of FFE made in the normal course of adding to or replacing FFE) in any manner whatsoever, voluntary or involuntary, to a third party, except to a mortgage lender as set forth above, or (iii) the interest of any individual principal of Owner or the controlling interest in the stock of any corporate principal of Owner (including any partner or other entity comprising Owner), exclusive of transfers between the current partners of Owner of any equity interest in Owner or transfers by bequests, devise or transfers under laws of intestacy, or transfers which do not, in the aggregate, (A) exceed 25% of the equity interests in Owner or (B) result in a change of control of Owner (unless such transfers are between the current partners of Owner and their immediate descendants or trusts for the benefit of such persons or are otherwise not deemed to constitute an "assignment" by reason of the provisions of the second grammatical paragraph of Section 14.2 hereof;

           (e) condemnation of or casualty to the Hotel involving losses in excess of $250,000 which results in insurance or condemnation proceeds being used for purposes other than repair or reconstruction of the Hotel or to pay Hotel operating expenses and establish reasonable operating reserves, and only to the extent of such excess proceeds; or

           (f) a refinancing of the Hotel in which loan proceeds are used for any purpose other than the payment of existing debt relating to the Hotel or making improvements to the Hotel or replacing or upgrading FFE in the Hotel, or to pay Hotel operating expenses and establish reasonable operating reserves, and only to the extent of such excess proceeds.

     25.6  EFFECTIVE DATE OF TERMINATION.
     If Owner terminates in accordance with the provisions of this Section 25, the Term of the Agreement and Hyatt's management of the Hotel shall terminate after the later to occur of the following events:

           (a) the expiration of sixty (60) days following Owner's delivery of a Termination Notice if Hyatt has not exercised its cure rights as provided above; or

           (b) thirty (30) days following the payment in full to Hyatt of all Hyatt Cure Loans, with accrued interest, and any and all other amounts due Hyatt under the terms of this Agreement.

SECTION 26.  RESTRICTIVE COVENANT.

     For purposes of this Section 27, the following terms shall have the following meaning:

           "Exclusive Area" shall mean the areas of Boston known as East Boston, Revere, Winthrop and Chelsea.

           "Restricted Area" shall mean the area indicated in the map attached hereto as Exhibit E, more specifically described as follows: the Atlantic Ocean (Dorchester Bay) northerly across William J. Day Boulevard to the western side of Summer Street, continuing along Summer Street south to the eastern side of Dorchester Avenue across the railroad yard to the southerly side of Kneeland Street, north on to the western side of Charles Street to the

     Charles Road Dam Bridge and east along the Charles River to the New Charles River Dam, then northerly along the county line between Suffolk and Middlesex counties to the Mystic River, east along the south side of the Mystic River to the Boston Harbor. The Restricted Area shall include Charleston.

           "Convention Hotel" shall mean any hotel bearing the "Hyatt" or "Hyatt Regency" tradenames and (i) containing at least 450 guest room keys or (ii) containing at least 400 guest room keys and as to which the projected FFE cost per room (as determined based on guidelines set forth in Hyatt's internally prepared differentiation and cost allocation documents dated as of May 1, 1987) (or any subsequent guidelines made available prior to the Opening Date and which were used in the construction of the Hotel) is at least equal to the lesser of (A) $40,000, or (B) $27,000 increased (but not decreased) by a percentage equal to the amount, if any, by which the CPI as of the date of determination exceeds the CPI as of the end of the month preceding the date hereof.

           A "Hyatt (or Hyatt Regency) Suites Hotel" shall mean any hotel which contains both the names "Hyatt" and "Suites" in its tradename, the guest rooms of which are predominately suites, and which Hyatt markets as an "all-suites" hotel.

           A "Park Hyatt Hotel" shall mean a hotel which (i) bears the name "Park Hyatt" (or such other tradename as shall denote a level of finish and quality superior to that of a hotel bearing the name "Hyatt" or "Hyatt Regency"), and (ii) as to which the projected FFE Cost per room (as determined based on guidelines set forth in Hyatt's most recent internally prepared differentiation and cost allocation documents) is at least equal to the lesser of (A) $49,000 or (B) $33,000 increased (but not decreased) by a percentage equal to the amount, if any, by which the CPI as of the date of determination exceeds the CPI as of the end of the month preceding the date hereof.

           (a) Neither Hyatt nor its affiliates will own, operate or manage or license or permit to be licensed any hotel containing the tradename "Hyatt" within the Exclusive Area during the Term hereof.

           (b)   During the periods set forth below in this subparagraph
(b), neither Hyatt nor its affiliates will license, own, operate or manage any hotel containing the tradename "Hyatt" within the "Restricted Area", except as follows:

                 (i) for the period commencing on the Opening Date and ending on the seventh (7th) year following the Opening Date (but in no event later than ten (10) years from the date hereof), neither Hyatt nor its affiliates will license, own, operate or manage any hotel containing the tradename "Hyatt", except for one Convention Hotel, one Park Hyatt Hotel, and one Hyatt (or Hyatt Regency) Suites Hotel;

                 (ii) for the period commencing immediately after the expiration of the period described in (i) and continuing for six (6) additional years Hyatt or its affiliates may own, operate or manage any hotel permitted under (i) above and any other hotel to be operated or managed under the tradename "Hyatt" (the "Other Hotel"), provided that, with respect to such Other Hotel, immediately prior to the execution of the management agreement pursuant to which Hyatt will operate or manage the Other Hotel, Hyatt shall reasonably demonstrate that its management of such hotel will not have a material adverse impact on the financial performance of the Hotel; provided, further, that the absence of such material adverse impact shall be conclusively demonstrated by a market study prepared by any firm which would qualify as an Information Source which concludes that, for the third year of operation following the projected opening of the Other Hotel, either (i) (A) the projected occupancy rate of the Hotel shall not be more than 3.75 percentage points lower than the occupancies, and (B) the projected average daily rates of the Hotel shall not be more than 3.75% lower than the average daily rates, or (ii) the projected Rooms Revenue for the Hotel shall not be more then 7% lower than the Rooms Revenue, in each case as projected for the Hotel should such Other Hotel not be managed by Hyatt, but instead by managed by another qualified operator.

           (c) The aforesaid restrictive covenants shall not limit the right of Hyatt or any affiliate to (A) engage in the ownership or management of a hotel, doing business under a name other than Hyatt, in connection with Hyatt's (or any affiliate's) acquisition of an existing hotel chain (including for these purposes, acquisitions of a group of hotel management contracts) doing business in either the Exclusive Area or the Restricted Area, (B) engage in the ownership, franchising or management of all suite hotels under the name of Hawthorn Suites, or (C) plan, negotiate or commence development or construction activities or enter into a management agreement with respect to any other hotel, or any other similar activities which occur prior to the opening date of such hotel, it being acknowledged that the restrictive covenants of this Section 26 shall apply solely to hotels open to the public.

           Furthermore, except to the extent and during the periods specifically set forth in this Section 26, neither the execution and delivery of this Agreement, nor any of the provisions hereof, shall be deemed to limit, restrict, impair or otherwise affect the right of Hyatt, or any affiliate of Hyatt, to own, manage or operate, or agree to own, manage or operate, any other real or personal property (or interests therein), of any kind or nature whatsoever, wherever located.

SECTION 27.  FUTURE HOTEL EXPANSION.

     In the event Owner shall determine after the Opening Date to build additional improvements to the Hotel to expand the number of guest rooms, such additional improvements and guest rooms ("Expansion Space") shall be deemed included within the definition of the Hotel hereunder. Any such expansion shall be effected in accordance with plans, specifications, budgets and financing approved by Hyatt (which approval shall not be unreasonably withheld), and shall be consistent with the first-class hotel standard. Hyatt and Owner shall cooperate to assure the minimal risk and disruption to Hotel operations during the construction of the Expansion Space and shall also agree as to the terms and conditions of payment to Hyatt of additional technical assistance service fees in connection with consulting services rendered by Hyatt with respect to the Expansion Space.

     For the period commencing with the date the Expansion Space is open to the public ("Expansion Opening Date"), and for a period of three (3) fiscal years thereafter, Hyatt's Basic Fee shall be reduced to 3.5% of Gross Receipts. Furthermore, from and after the Expansion Opening Date the Target Amount (as defined in Section 4.2.1(b) hereof) shall be increased by an amount equal to the cost of construction of the Expansion Space (as hereinafter determined) multiplied by the actual annual interest rate on the first mortgage loan secured by the Expansion Space (such interest for the purpose of this calculation to be no less than 10.5% and no greater than 12.5%). For purposes hereof, the cost of construction of the Expansion Space shall be defined as hard construction costs, fees for architects and other similar professionals, cost of original FF&E, construction period interest and third party financing fees, legal and accounting fees, pre-opening expenses and initial working capital. A developer's fee not exceeding 4% of hard construction costs shall be included in such costs and any other amounts paid to Owner or an affiliate of Owner shall be excluded from such costs.

     Notwithstanding the aforesaid adjustment to the Target Amount, in no event shall the Annual Management Fee for any fiscal year following the Expansion Opening Date be less than the greater of (i) the Annual Management Fee paid to Hyatt during the fiscal year immediately preceding the date of commencement of construction of the Expansion Space, or (ii) the Annual Management Fee paid to Hyatt during the fiscal year immediately preceding the Expansion Opening Date.

     Any year during which Expansion Space is under construction and any year during which the Basic Fee is subject to reduction as provided in this
Section 27, shall for all purposes under Section 25 hereof, be deemed a year in which the Achieved Room Factor for the Hotel was equal to the Target Room Factor.

SECTION 28.  LIMITATION OF OWNER'S LIABILITY.

     Hyatt shall look only to Owner, the Hotel, as the same may from time to time be encumbered, and the revenues therefrom, including any funds on deposit at any given time in the operating accounts, for the payment and performance and observance of any amount, obligation, indemnity or provision to be paid, performed or observed under this Agreement, or any covenant or undertaking of Owner hereunder. No partner of Owner, if Owner is or shall at any time be a partnership, nor any of their respective heirs, administrators, executors, personal representatives, successors and assigns, shall have any personal liability or other personal obligation with respect to any payment, performance or observance of any amount, obligation or liability to be paid, performed or observed under this Agreement, and Hyatt agrees not to seek or to obtain a money judgement against Owner, or against any partner of Owner if Owner is a partnership, or against any of their respective heirs, administrators, executors, personal representatives, successors or assigns.

     IN WITNESS WHEREOF, Owner and Hyatt have executed this Agreement as of the day and year first above set forth.

                            HYATT CORPORATION,
                            a Delaware corporation



                            By:   [ executed signature ]
                                  ------------------------------



                            LOGAN HARBORSIDE ASSOCIATES II
                            LIMITED PARTNERSHIP

                            By:   LHA-II, Inc., General Partner


                                  By:  /s/ ANTHONY PANGARO
                                       -------------------------
                                       Anthony Pangaro,
                                       Its President

                FIRST AMENDMENT TO MANAGEMENT AGREEMENT


     AGREEMENT made this 27th day of June, 1991 by and between Logan Harborside Associates II Limited Partnership, ("Owner") a Massachusetts limited partnership having an address c/o Macomber Development Associates, One Main Street, Cambridge, Massachusetts 02142 and Hyatt Corporation, ("Hyatt") a Delaware corporation having an address of Two Madison Plaza, 200 West Madison Street, Chicago, IL 60606.

     WHEREAS, the parties entered into a Management Agreement (the "Agreement") dated as of March 15, 1990 pertaining to a proposed hotel located at the General Edward Lawrence Logan International Airport in East Boston, Massachusetts; and

     WHEREAS, the parties wish to amend the Agreement to reflect changes in the basic fee and term of the Agreement;

     NOW, THEREFORE, IT IS AGREED:

1. Section 2(a) of the Agreement shall be amended in its entirety to read as follows:

     "The Original Term of this Agreement shall commence on the Opening Date provided in Section 1.7(d) and shall terminate on a date which is thirty years after the date of the initial construction draw by Owner of construction funds from a construction lender (or draw from the construction fund established pursuant to the bond indenture in the event the financing is from the proceeds of revenue bonds), unless this Agreement shall be sooner terminated as herein provided."

2. Section 2(b) of the Agreement shall be amended by deleting the first clause of the first sentence ending with "December 30, 2033" prior to the PROVISO and inserting in its place the following:

     "Hyatt shall have the right (amounting to two (2) separate renewal options) to extend such original term for two (2) successive periods ("renewal terms"), each period consisting of ten fiscal years commencing on the date after the termination of the initial term of the Agreement or the prior renewal term, as the case may be,"

3. Section 2(c) shall be amended by deleting in Line 10 the phrase "December 31, 2033 and the denominator of which is 246." and inserting in place thereof "the end of the second renewal term and the denominator of which is 240."

4. Section 4.2.1(a) of the Agreement shall be amended in its entirety to read as follows:

     "For each of the following fiscal years Hyatt shall receive a Basic Fee equal to the respective percentage of Gross Receipts: for the first two fiscal years and any period prior thereto (see Section 4.1 for definition of first fiscal year) three percent (3%); for the third fiscal year three and one-quarter percent (3.25%); for the fourth and fifth fiscal years, inclusive, three and one-half percent (3.5%); for the sixth fiscal year three and three-quarters percent (3.75%); and for the seventh fiscal year and each fiscal year thereafter four percent (4%)."

5. Section 4.2.2(a) shall be amended as follows: Delete the reference to "four percent (4%) (or such other percentage as may then be applicable)" in line 2 and in its place insert "three percent (3%) (or such other percentage as may then be applicable as provided in section 4.2.1(a) hereof)."

     Except as specifically amended hereby, the Agreement is hereby ratified and confirmed.

     IN WITNESS WHEREOF, Owner and Hyatt have executed this agreement as of the day and year first above set forth.

                                  HYATT CORPORATION

                                  BY:  [ executed signature ]
                                       ------------------------------


                                  LOGAN HARBORSIDE ASSOCIATES II
                                  LIMITED PARTNERSHIP

                                  BY:  LHA-II, INC., General Partner


                                       BY:   /s/ ANTHONY PANGARO
                                             -----------------------
                                             Anthony Pangaro,
                                             its President



     The undersigned, Shawmut Bank, N.A., as Trustee ("Shawmut") and Massachusetts Port Authority ("MassPort"), as parties respectively to a certain Subordination, Non-disturbance and Attornment Agreement between Owner, Hyatt, Shawmut and MassPort dated as of December 15, 1990 and a Subordination, Non-disturbance and Attornment Agreement between MassPort and Hyatt dated as of December 15, 1990 (collectively the "Agreements") hereby consent to the within amendment and agree that on and after the effective date of this amendment, each respective reference to the

"Management Agreement" in each of the Agreements shall mean and be a reference to the Management Agreement, as amended by this First Amendment to Management Agreement. Each of the Agreements is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.



                                  SHAWMUT BANK, N.A., as Trustee


                                  By:  /S/ LEE MAC DONALD
                                       ----------------------------
                                       Assistant Vice President
                                       Massachusetts Port Authority


                                  BY:  /S/ GEORGE A. O'BRIEN
                                       -----------------------------
                                       Its Secretary-Treasurer